UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10 /A
Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

MARIJUANA COMPANY OF AMERICA, INC.

(Exact Name of registrant as specified in its charter)

Utah	98-1246221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5256 S. Mission Road, 703 #314
Bonsall, CA	92003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 777-4362

Securities registered pursuant to Section 12(b) of the Act: None

Securities Registered Pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

Title of Class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes [  ] No [X]

EXPLANATORY NOTE: Marijuana Company of America, Inc. is filing this Amendment No. 1 to our Registration Statement on Form 10-12G, as filed with the U.S. Securities and Exchange Commission on May 23, 2017, to update the financial statements and disclosure pursuant to Rule 8-08 of Regulation S-X, and to provide additional disclosures pursuant to Item 101(h) of Regulation SK relating to Smaller Reporting Companies.

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MARIJUANA COMPANY OF AMERICA, INC.

FORM 10

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ITEM 1.	BUSINESS

General

Marijuana Company of America, Inc. and its two wholly owned subsidiary companies: MCOA CA Inc., and H Smart, Inc. (collectively “the “Company”, “we”, “us”, or “our”) are based in Bonsall, California. Our business involves the marketing, sales and delivery of: (i) hemp derived products that are legal to distribute nationally and internationally; and, (ii) marijuana in states and countries where marijuana is regulated and/or has been legalized for medical and/or recreational use. As used in this Form 10, our references to the term “cannabis” shall be meant to include the term “marijuana.”

The Company provides product sourcing, branding, payment, distribution, and knowledge through a direct sales structure to maintain customer loyalty and capture market share. The Company’s business plan is twofold: (i) the Company is currently developing, under its wholly owned subsidiary, MCOA CA, Inc., a unique member-only state-by-state club operation under the tradename Club Harmoneous, for the purposes of better serving individuals desiring to get all the medical benefits of marijuana without the need to travel to a legal dispensary. Club Harmoneous is in its developmental stage and is not operational as of the date of this filing, pending the drafting and implementation of various state regulations for the production, marketing and sale of medicinal cannabis, and further development activity by the Company; and, (ii) the Company, through its wholly owned subsidiary, H Smart, Inc., launched its hempSMART™ division in 2016, focused on the development and sale of legal hemp based products under the tradename hempSMART, designed to improve health utilizing non-psychoactive legal hemp containing less than 0.3% THC, typically incorporating products with hemp oil that contains Cannabidiol, also known as “CBD.”

We are currently a publicly listed company whose common stock is quoted on the OTC Markets (PINK) Exchange under the symbol “MCOA.”

The Company has never been the subject of any bankruptcy, receivership or similar proceeding.

History

We were incorporated in the State of Utah on October 4, 1985, under the name of Mormon Mint, Inc. The corporation was originally a startup company organized to manufacture and market commemorative medallions related to the Church of Jesus Christ of Latter Day Saints, the "Mormons." On January 5, 1999, Bekam Investments, Ltd. acquired one hundred percent of the common shares of the Company and spun the Company off changing its name Converge Global, Inc.

From August 13, 1999 until November 20, 2002, the Company focused on the development and implementation of Internet web content and e-commerce applications, offering both convenience and value to consumers, as well as unique marketing opportunities and reduced operating costs to businesses. The Company’s strategy focused on the following:

•       Creation and development of Internet niche portals, with an emphasis on special Internet web sites. The Company developed audio and video delivery software over the Internet, with the goal of designing and implementing each portal to meet the tastes, interests and demands of its target audiences;

•       Creation and development of content and design for the Internet web site: “Digitalmen.com.” Digitalmen.com was a web site that was targeted at men between the ages of 18 and 45. The website featured products and services in the areas of cars, bars, men's fashion, restaurants, finance, dating, greeting cards, community chat and message boards;

•       Creation and development of “LiquidationBid.com,” a business-to-business "e-marketplace" for liquidating businesses inventories. The portal was designed to match buyers and sellers of excess goods and services in a virtual marketplace;

•       Creation and development of “Desitv.com.” DesiTV.com was intended to be the first digital entertainment network targeted to South Asians (including, Pakistan, India, Bangladesh, Sri Lanka, Nepal), and was believed to be the first South Asian channel to broadcast rich media content over the Internet;

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•       Creation and development of “Machmail.com.” The Company’s concept was to develop a communication portal which integrated a number of different functionalities in an easy to use graphical user interface including: the ability to translate emails into French, German, Spanish, and Chinese, initially, in route to its destination; and, the ability to have a homepage which could display data from multiple user accounts that a user might access by inputting one password as opposed to going to different locations and inputting different passwords;

•       Essential Tec, Inc. ("Essential Tec"), a wholly-owned subsidiary of the Company, was formed as an information technology services Company with a technical labor force in Pakistan. Essential Tec utilized an offshore infrastructure to provide managed software solutions with a specific focus on web related technologies and solutions. Essential Tec's software engineers provided high quality, cost-effective services to clients in a resource-constrained environment. Essential Tec's services included E-Commerce Solutions, e-Procurement applications, auctioning engines, and several other web based solutions. Essential Tec sold and marketed its services and products from its offices based in Santa Monica, California; and,

•       The Company filed for trademark protection for the trade term “Webfomercials.” It also applied to trademark its slogans "solutions for the e-conomy" as well as "man's final destination."

On March 25, 2002, the Company acquired all of the issued and outstanding shares of TeleWrx, Inc., a Florida corporation, and development stage entity specializing in the sale and marketing of telecommunications products and services through the utilization of network marketing.

In 2009, the Company changed its business plan and began business operations as a mining exploration company, taking the following actions:

•       The Company organized a wholly owned subsidiary, Elmswba Investment Corporation, as a development company implementing the Company’s mining initiatives in Canada;

•       On February 27, 2009, the Company acquired six mining claims (named "Golden Tea Cup Project") located in Cairo and Alma Townships, in the Province of Ontario, Canada, through Elmswba Investment Corporation. The Company further agreed to grant the vendor a 3% net smelter return, with a buy back right for one third at any time for $4,000,000;

•       On March 24, 2009, the Company entered into an agreement to purchase 100% interest in certain unpatented mining claims located in La Paz County, in the State of Arizona collectively referred to as the "Eagle Nest" property claims. The vendor was entitled to a net smelter return of 3% of the revenues received from the claims;

•       On June 16, 2009, the Company acquired five mining claims (named the “Golden Twist Property Claims" located in Powell Township, in the Province of Ontario, Canada through Elmswba Investment Corporation. The Company further agreed to grant the vendor a 3% net smelter return, with a buy back right for one half at any time for $1,500,000.

•       On June 16, 2009, the Company acquired two additional claims adjacent to the Golden Twist Property Claims in Powell Township from through its Ontario, Canada through Elmswba Investment Corporation;

By 2012, the Company had spent approximately $225,000 in exploration costs to exploit its mining claims, but could not pay for the environmental remediation costs associated with the business, and changed its business plan to focus on providing wholesale food services. The Company’s business focused on the marketing of its “Majestic Menu” of food service items to the hospitality and food service industry via an on-line internet site, where individuals could purchase retail direct from food distributors via credit cards and commercial accounts. The Company owned the software and intellectual property related to the “Majestic Menu” by license, and by virtue of its license agreement agreed to pay a 3% royalty on sales to the licensor.

The Company changed its business plan again in 2013, cancelling its license agreement with “Majestic Menu” in favor of again conducting business in the mining exploration sector. The Company entered into a Stock Purchase Agreement with CJSC Sintek, Inc., a mining and exploration company, to acquire 100% of Sintek’s shares for an aggregate price of $4,300,000 paid by the issuance of 200,000,000 shares of common stock with a one year restriction at a value of $.02 per share, and the balance of the purchase price of $300,000 paid in three installments of $100,000 each commencing on or before March 15, 2014, the second installment by May 15, 2014, and the last installment by June 15, 2014. However, on November 14, 2014 the Company terminated its agreement with Sintek Inc., and as a result, the transaction was reversed due to lack of financing. The stock issued in the amount of 200,000,000 restricted common shares was cancelled.

On June 26, 2014, the Company announced the signing of a Purchase Agreement with Grant Ltd. for the acquisition and licensing of facilities subsoil for Mine “Duet” Ltd., a producing property of lode gold in the Ust-Maya District, Republic of Sakha (Yakutia) in the Russian Federation. Subject to the terms and conditions of the Agreement, the Company agreed to acquire 100% of the rights, licenses and claims of Mine “Duet” Ltd. from Grant Ltd., for the aggregate consideration of $2,500,000 paid by 50,000,000 shares of restricted Common Stock of the Company at a value of US $.05 per share. The Closing of the proposed acquisition was scheduled for August 15, 2014. However, the Company did not close this transaction and the agreement was terminated as a result.

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On July 2, 2014, the Company announced the signing of a Letter of Intent with Grant Ltd. for the acquisition and licensing of facilities subsoil for Mine "Drazhnik" Ltd., a producing property of lode gold in the Ust-Maya District, Republic of Sakha (Yakutia) in the Russian Federation. The Company's initial due diligence was significant to support the signing a second letter of intent to enter a purchase agreement with Grant Ltd. on or before August 30, 2014. Based upon further due diligence conducted by the Company and negotiations with Grant, Ltd., the Company ultimately determined not to close this transaction.

On June 30, 2015, the Company announced the re-acquisition of the “Majestic Menu” license focused on the marketing of its “Majestic Menu” of food service items to the hospitality and food service industry via an on-line internet site, where individuals could purchase retail direct from food distributors via credit cards and commercial accounts. The Company owned the software and intellectual property related to the “Majestic Menu” by license, and by virtue of its license agreement agreed to pay a 3% royalty on sales from the licensor.

On September 4, 2015, Donald Steinberg and Charles Larsen purchased 400,000,000 shares of restricted common stock and 10,000,000 shares of the Preferred Class A stock from the Company’s President, Cornelia Volino, in exchange for $105,000.00. The purchases by Messrs. Steinberg and Larsen were in equal amounts. On September 9, 2015, Donald Steinberg was appointed Chairman of the Board, Chief Executive Officer and Secretary of the Company. Mr. Larsen was appointed to the Board of Directors. The former officers and directors of the Company resigned concurrent with the new appointments. By virtue of Messrs. Steinberg and Larsen’s stock purchase and appointment to the Company’s Board of Directors, a purchase or sale of a significant amount of assets not in the ordinary course of business and a corresponding change of control occurred. The Company reported the change of control in its September 30, 2015 quarterly report filed with the OTC Markets. Thereafter, the Company’s business plans and operations changed to focus on the legalized hemp and marijuana business more fully discussed in this filing. The Company changed its name and trading symbol on December 1, 2015.

Principal Products and Services & Their Markets.

The Company offers its products and services through its two wholly owned subsidiaries:

•       MCOA CA, Inc., “Club Harmoneous”; and,

•       H Smart, Inc., “hempSMART”.

Club Harmoneous

On March 29, 2016, the Company announced a development stage business, Club Harmoneous. Club Harmoneous and its related intellectual property is owned by MCOA CA Inc., a California corporation, which is a wholly owned subsidiary of the Company. Club Harmoneous is in its developmental stage and is not operational as of the date of this filing, pending the drafting and implementation of various state regulations for the production, marketing and sale of medicinal cannabis, and further development activity by the Company. The developmental plan for Club Harmoneous is to provide a means for patients possessing a valid doctor’s recommendation for medicinal cannabis, to conveniently and discreetly receive home deliveries of medical marijuana. The Company believes that Club Harmoneous will offer member patients tremendous benefits including: consistent high quality, aggressive pricing as well as discounts, loyalty and rewards, unique products and strains, lab testing, and discrete and prompt delivery. The Company’s plans are to only service persons possessing a valid medical marijuana doctor’s recommendation who can then become a member of Club Harmoneous by signing up on the Company’s web site, and providing information to the Company including a verified valid doctor’s recommendation. Once qualified as a Club Harmoneous member by the Company, the member can choose to purchase medicinal cannabis for home delivery, subject to compliance with all local and state regulations governing the medical cannabis space. By referring other qualified patients with verified valid doctor’s recommendations, Club Harmoneous members will be eligible to earn loyalty and rewards points for discounts on Club Harmoneous products and orders, and will accumulate referral fees for patients whom they successfully refer to Club Harmoneous. Ultimately, the Company is investigating the feasibility of offering and implementing an affiliate program to members including training, support, buying power, and affiliate commissions for entrepreneurs interested in seeking business opportunities or employment in the rapidly emerging cannabis industry as it expands to states that have legalized or decriminalized the use of cannabis for recreational purposes. Club Harmoneous is currently non-operational and in the development stage.

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hempSMART

In 2016 , the Company also launched its hempSMART division by forming H Smart, Inc. as a wholly owned subsidiary of the Company. H Smart, Inc. was formed on September 21, 2015 as a Delaware corporation and its sole asset and operation was the ownership of the hempSMART brand and related research and development into hemp derived products. The focus of the hempSMART division is the development of products designed to improve health utilizing non-psychoactive hemp-derived Cannabinoid Oil (“CBD”) . Hemp refers to parts of the cannabis sativa L plant that are grown to be specifically used for fiber, oil, and seeds. This variety is then refined into numerous products including wax, resin, cloth, pulp, paper, rope, fuel, and CBD . CBD is a natural substance that is extracted and separated from specific varieties of cannabis sativa L . Chemically, CBD is more than 100 chemical substances known as cannabinoids, which are all found in the cannabis plant. CBD is the second most abundant compound in hemp, typically representing up to 40% of its extracts. CBD contains less than 0.3% THC. Thus, use of hempSMART products do not induce the “high” normally associated with cannabis. The U.S. Food and Drug Administration has not approved any product containing or derived from CBD for any indication or as a dietary supplement. However, a large body of anecdotal medical and scientific research exists to support claims that CBD is helpful in treating a number of physical conditions and diseases, including chronic pain, rheumatoid arthritis, anxiety, and post-traumatic stress disorder (“PTSD”).

The Company’s first product under its hempSMART division is “hempSMART Brain”, a proprietary formulated product encapsulated with CBD as the core ingredient, and combined with high quality, proprietary ingredients to compliment the CBD to support brain health and function. The Company’s second product, “hempSMART Relief” is focused on supporting joint health and flexibility and is in production as of the date of this filing with an expected release in the third quarter of 2017. The Company has a number of other hempSMART products in research and development, and intends to broaden hempSMART’s product offerings to include products targeting, sleep, body care, cosmetics and a line of branded merchandise using the hempSMART name. In order to grow and develop the hempSMART brand name, the Company intends to use the trade name hempSMART in conjunction with each of its new products. Thus, for example, the Company’s sleep product would be called “hempSMART Sleep.” The Company assembled an advisory board consisting of product developers, scientists and doctors to design and evaluate new hempSMART products as each is developed and tested prior to launch.

Manufacturing and Distribution Methods of Our Products

The Company’s hempSMART product manufacturing is conducted by Equinox Nutraceutical in Lindon, Utah. The Company's hempSMART Brain product is considered a nutraceutical. In the United States nutraceuticals, dietary supplements, and vitamins are regulated by the United States Food and Drug Administration under the “Current Good Manufacturing Practice” regulations for manufacturing, packaging, labeling, or holding operations for dietary supplements. These rules require persons who manufacture, package, label, or hold a dietary supplement to establish and follow current good manufacturing practice to ensure the quality and safety of the dietary supplement, and to ensure that the dietary supplement is packaged and labeled as specified in the master manufacturing record. Equinox Nutraceutical operates a plant that is certified as compliant with Good Manufacturing Practices. Equinox also provides verified product testing of components and finished products through a third-party lab to ensure quality control.

Customers can order hempSMART products directly through the hempSMART web site (https://www.hempsmart.com) or through any hempSMART “Affiliate.” The Company actively encourages individuals to become hempSMART Affiliates by signing up on its web site. Once qualified, Affiliates earn discounts on hempSMART products, and can earn commissions and discounts on future hempSMART products and orders, providing entrepreneur Affiliates a means of maximizing business opportunities in the rapidly emerging cannabis industry through the Company’s affiliate sales program.

In anticipation of establishing and expanding its hempSMART sales affiliate program, the Company acquired a license from MultiSoft Corporation, a Florida corporation (“MultiSoft”), to use its MarketPowerPro system software (“MarketPowerPro”). MarketPowerPro is a secure multi-level-marketing sales software program that facilitates order placement over the internet via a web site, and accounts for affiliate orders and sales; calculates referral benefits apportionable to specific sales associates, and calculates and accounts for loyalty and rewards benefits for returning customers. MarketPowerPro is compliant with Payment Card Industry financial standards for maintaining security regarding payment transactions conducted over the internet using credit cards. MultiSoft also independently monitors licensee websites hosting MarketPowerPro to ensure that licensee websites are compliant and are invulnerable to being compromised.

On November 1, 2016, the Company contracted with Big Monkey 3PL Logistics to provide for warehousing, packaging, and order fulfillment of its hempSMART products.

Competitive Business Conditions

Our competitors in both the hemp and cannabis spaces, include professional growers and sellers of products and services dedicated to the hemp and regulated cannabis industry, including the cultivation, processing, or retail sale of hemp and cannabis products. We compete in markets where cannabis has been legalized and regulated, which includes various states within the United States, it’s territories and Indian Country therein and Canada. We expect that the quantity and composition of our competitive environment will continue to evolve as the industry matures. Additionally, increased competition is possible to the extent that new states and geographies enter the marketplace as a result of continued enactment of regulatory and legislative changes that de-criminalize and regulate cannabis products. We believe that by diligently establishing and expanding our brands, product offerings and services in new and existing locations, we will become established in the industry. Additionally, we expect that establishing our product offerings in new and existing locations are factors that mitigate the risk associated with operating in a developing competitive environment. Additionally, the contemporaneous growth of the industry as a whole will result in new customers entering the marketplace, thereby further mitigating the impact of competition on our operations and results.

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Sources and Availability of Raw Materials and the Names of Principal Suppliers

On July 12, 2016, the Company contracted with CBD Global, Inc., a Colorado corporation (“CBD Global”), and licensed supplier of CBD, to provide the Company with the necessary CBD for its hempSMART product development, manufacture and sale. CBD Global is a credible and reliable source of CBD, and the Company expects that CBD Global will be able to furnish all necessary amounts of CBD for current and future hempSMART product development. The Company also has relationships with various nutraceutical ingredient manufacturers who supply the Company with additives the Company uses in developing and producing its current hempSMART Brain product. Significant vendors include Sunland Nutrition of Anaheim California, who supplies the Company with vitamin B-12; TR Nutritionals of Alpharetta Georgia, who supplies the Company with vitamin B-6; Gnosis USA, Inc. of Doylestown, Pennsylvania, who supplies the Company with vitamin B-9; Jiaherb CBD Global Extracts of Denver, Colorado, who supplies the Company with water soluble CBD powder; Mineral Resources International of Roy Park, Utah, who supplies the Company with trace mineral blends; and PLT Health Solutions of Morristown, New Jersey, a supplier of blended herbs including turmeric, ginger root and gooseberry.

On March 17, 2017, the Company signed a binding joint venture agreement with GateC Research Inc. (“GCR”), a California corporation. GCR maintains a permit to grow Marijuana legally within an approved zone in Adelanto County, California. The joint venture is currently in its development stages. The Company and GCR intend to optimize collaborative business opportunities in the development and sales of cannabis products in the legalized Marijuana industry in California, utilizing GCR’s high quality grow operations to provide sales and marketing, agricultural procedures, operations security and monitoring, processing and delivery, branding, capital resources and financial management. As of the date of this filing, the joint venture is pending funding and the finalization of California State regulations governing cannabis grow operations in order to commence operations.

On March 16, 2017, the Company entered into a binding joint venture agreement with Bougainville Ventures, Inc., a Canadian corporation (“BV”). BV holds an assignable cannabis license and a lease for real property located in the State of Washington to legally grow cannabis. The Company intends to sublease the land to the joint venture, and is obliged to provide capital and other management services to support the grow operation and develop cannabis products for sale through in legalized medicinal and adult use states. As of the date of this filing, the joint venture is pending funding in order to commence operations.

Dependence on One or a Few Major Customers

Currently the Company is not dependent on any specific customers for a majority of its business, and expects to generate revenues through its own sales of hempSMART Brain and other developed hempSMART products and Affiliate sales through the Company’s affiliate sales program.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

On October 3, 2016, Company filed an application for the issuance of a registered trademark for hempSMART. As of the date of this filing, the U.S. Patent and Trademark Office is processing the Company’s application for a registered trademark.

On July 18, 2016, the Company filed a provisional patent application for its proprietary formulation for hempSMART Brain. The Company intends to file for patent registration and protection for hempSMART Brain, and retained Levisohn Berger, an intellectual property law firm in New York City, for patent representation.

Need for Any Government Approval of Principal Products or Services

The U.S. Food and Drug Administration’s “Current Good Manufacturing Practice in Manufacturing, Packaging, Labeling, or Holding Operations for Dietary Supplements,” applies to the Company’s manufacturing of its hempSMART products. The Company’s manufacturer, Equinox Nutraceutical in Lindon, Utah, operates a plant that is certified as compliant with the U.S. FDA’s Good Manufacturing Practices, including regulations for manufacturing, packaging, labeling, or holding operations for dietary supplements. Equinox’s compliance with these regulations establish current good manufacturing practice to ensure the quality and safety of the Company’s products, and to ensure that the Company’s products are packaged and labeled as specified in the master manufacturing record.

The Company’s joint venture grow operation with BV possesses an I-502 license to grow Cannabis on its real property in the State of Washington. However, the joint venture project is in its development stages pending the completion of funding for the joint venture, and the beginning of grow operations. Once operations commence, the BV joint venture will have to comply with various local, state and federal laws and regulations concerning its operation. For example, building, plumbing, mechanical, electrical and fire codes are enforced by the local Washington State government jurisdiction where the grow operation is located. The joint venture will need to apply for and obtain all necessary permits. Washington State enacted various environmental regulations governing air, water and waste control in grow operations. The Washington State Department of Ecology regulates air quality. Because the production and processing of marijuana can impact air quality, produce odorous emissions, and/or cause off- site nuisance impacts due to odor, the joint venture is subject to air quality requirements. These requirements include, but are not limited to, notice of construction permits, and registration program and fee requirements. Additional regulations include, but are not limited to: procedures used for disposal of marijuana solid waste that is not "dangerous waste"; disposal of solvents, pesticides, fertilizers and materials classified as "dangerous waste"; and, compliance with security regulations safeguarding grow facilities. Federal occupational safety and health regulations also apply to the construction and operation of the grow facility.

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Regarding the Company’s Adelanto, California joint venture, the State of California recently proposed regulations for public comment regarding the licensing and operations of grow facilities in California. These regulations are not final and may change prior to their final enactment. No licenses for Cannabis cultivation may be issued in California until January 1, 2018.

Government Regulation of Cannabis and the Effect of Existing or Probable Governmental Regulations on the Company’s Business

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value. The United States Federal Drug Administration has not approved the sale of marijuana for any medical application. Doctors may not prescribe cannabis for medical use under federal law, however, they can recommend its use under the First Amendment. In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

Twenty-eight states and the District of Columbia currently have laws legalizing marijuana in some form. Three other states will soon join them after recently passing measures permitting use of medical marijuana.

Recently, California, Massachusetts, Maine and Nevada all passed measures in November, 2016 legalizing recreational marijuana. California’s Prop. 64 measure allows adults 21 and older to possess up to one ounce of marijuana and grow up to six plants in their homes. Other tax and licensing provisions of the law will not take effect until January 2018.

Additionally, there are active efforts by many advocacy groups seeking to expand the legalization of cannabis, including, but not limited to the Marijuana Policy Project, a leading advocate for major state-level marijuana policy reforms that have resulted in successful efforts to pass 10 of the 15 most recent state medical marijuana laws (in Arizona, Delaware, Illinois, Maryland, Michigan, Minnesota, Montana, New Hampshire, Rhode Island, and Vermont) and five of the seven most recent decriminalization laws (in Delaware, Maryland, Massachusetts, Rhode Island, and Vermont).

These noted state laws, both proposed and enacted, are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and drugged driving.

However, with the election of 2016, the new Trump administration has not taken a position on enforcement of federal laws relating to cannabis (see Risk Factors).

Our Research and Development Activities Over the Last Two Fiscal Years

Over our last two fiscal years, our research and development activity was focused on the formulation of our first hempSMART product: hempSMART Brain. To date, and over the last two fiscal years, our research and development costs were $62,000, all in connection to research and development activity concerning hempSMART Brain. We expect to conduct additional research and development as the Company expands its hempSMART line of nutraceutical products.

Costs and effects of Compliance with Environmental Laws

As of the date of this filing, the Company is developing its joint venture Cannabis grow operations in the State of Washington and in Adelanto, California. The Company’s Washington state grow operation in its joint venture possesses an I-502 license allowing for the growth of Cannabis on its real estate. Currently, the Company’s joint venture is in development and pending funding. Once funded, the joint venture will have to comply with various Washington state environmental regulations governing air quality, water quality, water resources and waste management (see: “Need for Any Government Approval of Principal Products or Services” above). Some or all of these regulations may apply to the Company’s joint venture in Washington state. As of the date of this filing, the estimated costs of compliance are unknown.

The Company’s Adelanto, California joint venture with GateC Research, Inc. is in development and is pending funding in anticipation of operations commencing this year. As of the date of this filing, the State of California Department of Food and Agriculture has not finalized regulations concerning Cannabis grow operations compliance with the California Environmental Quality Act. The ultimate scope of these regulations, includes costs and effects are unknown at this time.

All administrative activities of the Company have been conducted by corporate officers from either their own offices or homes and at the Company’s mail collection office located at 5256 S. Mission Road, 703 #314, Bonsall, CA.

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EMPLOYEES

As of December 31, 2016, the Company has three employees.

ITEM 1A.	RISK FACTORS

Our business involves a number of very significant risks. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related to Our Business

Because we have only recently begun our hempSMART operations, and our Club Harmoneous operations are in the development stage, we anticipate our operating expenses will increase prior to earning revenue, and we may never achieve profitability.

The Company launched its first product, hempSMART Brain, in November, 2016. As we continue to conduct research and development of other hempSMART products, and develop our Club Harmoneous business, we anticipate increases in our operating expenses, without realizing significant revenues from operations. Within the next 12 months, these increases in expenses will be attributed to the cost of (i) administration and start-up costs, (ii) research and development, (iii) advertising and website development, (iv) legal and accounting fees at various stages of operation, (v) joint venture activities, (vi) creating and maintaining distribution and supply chain channels.

As a result of some or all of these factors in combination, the Company will incur significant financial losses in the foreseeable future. There is no history upon which to base any assumption as to the likelihood that the Company will prove successful. We cannot provide investors with any assurance that our business will attract customers and investors. If we are unable to address these risks, there is a high probability that our business will fail.

Failure to raise additional capital to fund operations could harm our business and results of operations.

Our primary source of operating funds in 2016 and 2015 has been from revenue generated from proceeds from the sale of our common stock and the issuance of convertible and other debt. The Company has experienced net losses from operations since inception, but expects these conditions to improve in 2017 and beyond as it develops its business model. The Company has stockholders' deficiencies at December 31, 2016 and requires additional financing to fund future operations. Currently, we do not have any arrangements for financing and can provide no assurance to investors that we will be able to obtain financing when required. No assurance can be given that the Company will obtain access to capital markets in the future or that financing, adequate to satisfy the cash requirements of implementing our business strategies, will be available on acceptable terms. The inability of the Company to gain access to capital markets or obtain acceptable financing could have an adverse effect upon the results of its operations and upon its financial conditions.

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Marijuana and CBD remains illegal under federal law

Marijuana and CBD are Schedule I controlled substances and are illegal under federal law. Even in states that have legalized the use of marijuana and/or CBD, its sale and use remain violations of federal law. The illegality of marijuana and/or CBD under federal law preempts state laws that legalize its use. Therefore, strict enforcement of federal law regarding marijuana and/or CBD would likely result in our inability to proceed with our business plan.

Our business is dependent on laws pertaining to the marijuana industry

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Currently, cannabis and CBD are classified as Schedule I drugs, which are viewed as highly addictive and having no medical value and is illegal to distribute and use. The United States Federal Drug Administration has not approved the sale of marijuana or CBD for any medical application. Doctors may not prescribe cannabis or CBD for medical use under federal law, however they can recommend its use under the First Amendment. In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis or CBD will not be denied services or other medications that are denied to those using illegal drugs.

Currently, twenty-eight states and the District of Columbia currently have laws legalizing marijuana and CBD in some form. In November, 2016, California, Massachusetts, Maine and Nevada all passed measures legalizing recreational marijuana. California’s Prop. 64 measure allows adults 21 and older to possess up to one ounce of marijuana and grow up to six plants in their homes. Other tax and licensing provisions of the law will not take effect until January 2018.

These noted state laws, both proposed and enacted, are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and drugged driving.

On December 11, 2014, the U.S. Department of Justice issued another memorandum with regard to its position and enforcement protocol with regard to Indian Country, stating that the eight priorities in the previous federal memo would guide the United States Attorneys' cannabis enforcement efforts in Indian Country. On December 16, 2014, as a component of the federal spending bill, the Obama administration enacted regulations that prohibit the Department of Justice from using funds to prosecute state-based legal medical cannabis programs.

As a result of the election in 2016, the Trump administration has not indicated whether the U.S. Department of Justice would maintain the aforementioned policies, and there is a material risk that if the Obama era policies regarding cannabis are not followed, our business could end and investors could lose their total investment in our Company.

Laws and regulations affecting our industry are constantly changing

The constant evolution of laws and regulations affecting the marijuana industry could detrimentally affect our operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

Our business is subject to risk of government action

While we will use our best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility that governmental action to enforce any alleged violations may result in legal fees and damage awards that would adversely affect us.

Because our business is dependent upon continued market acceptance by consumers, any negative trends will adversely affect our business operations

We are substantially dependent on continued market acceptance and proliferation of consumers of cannabis, medical marijuana and recreational marijuana. We believe that as marijuana becomes more accepted the stigma associated with marijuana use will diminish and as a result consumer demand will continue to grow. While we believe that the market and opportunity in the marijuana space continues to grow, we cannot predict the future growth rate and size of the market. Any negative outlook on the marijuana industry will adversely affect our business operations.

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In addition, it is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely encroach, impact or displace the existing market for the current "marijuana pill" Marinol, sold by the mainstream pharmaceutical industry. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry could make in halting the impending cannabis industry could have a detrimental impact on our business.

FDA Regulation of marijuana and the possible registration of facilities where medical marijuana is grown could negatively affect the cannabis industry which would directly affect our financial condition

Should the federal government legalize marijuana for medical use, it is possible that the U.S. Food and Drug Administration ("FDA") would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations concerning the growth, cultivation, harvesting and processing of medical marijuana. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical marijuana is grown be registered with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical marijuana industry and what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations and/or registration as prescribed by the FDA, we may be unable to continue to operate our business.

We may have difficulty accessing the service of banks

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed marijuana businesses. A memorandum issued by the Justice Department to federal prosecutors re-iterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and "may not" be prosecuted. The Treasury Department's Financial Crimes Enforcement Network (FinCEN) issued guidelines to banks that "it is possible to provide financial services"" to state-licensed marijuana businesses and still be in compliance with federal anti-money laundering laws. The guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide and to date, it is not clear if any banks have relied on the guidance and taken on legal marijuana companies as clients. The aforementioned policy may be administration dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, wherein legal marijuana businesses may not have access to the banking industry. Also, the inability of potential customers in our target market to open accounts and otherwise use the service of banks may make it difficult for them to purchase our products.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, is more difficult for us to find, and more expensive, because we are service providers to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

The Company’s industry is highly competitive and we have less capital and resources than many of our competitors which may give them an advantage in developing and marketing products similar to ours or make our products obsolete

We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products obsolete. There can be no assurance that we will be able to successfully compete against these other entities.

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We may be unable to respond to the rapid technological change in the industry and such change may increase costs and competition that may adversely affect our business

Rapidly changing technologies, frequent new product and service introductions and evolving industry standards characterize our market. The continued growth of the Internet and intense competition in our industry exacerbates these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of our products and services. In addition, any new enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our products and services or infrastructures to adapt to these changes.

We also expect that new competitors may introduce products, systems or services that are directly or indirectly competitive with us. These competitors may succeed in developing, products and services that have greater functionality or are less costly than our products and services, and may be more successful in marketing such products and services. Technological changes have lowered the cost of operating communications and computer systems and purchasing software. These changes reduce our cost of selling products and providing services, but also facilitate increased competition by reducing competitors’ costs in providing similar services. This competition could increase price competition and reduce anticipated profit margins.

Our products and services are new and our industry is rapidly evolving

Due consideration must be given to our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the rapidly evolving legal cannabis industry. To be successful in this industry, we must, among other things:

•	develop and introduce functional and attractive service offerings;

•	attract and maintain a large base of consumers;

•	increase awareness of our brands and develop consumer loyalty;

•	establish and maintain strategic relationships with distribution partners and service providers;

•	respond to competitive and technological developments;

•	attract, retain and motivate qualified personnel.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results.

Some of our products and services are new and are only in early stages of commercialization. We are not certain that these products and services will function as anticipated or be desirable to its intended market. Also, some of our products and services may have limited functionalities, which may limit their appeal to consumers and put us at a competitive disadvantage. If our current or future products and services fail to function properly or if we do not achieve or sustain market acceptance, we could lose customers or could be subject to claims which could have a material adverse effect on our business, financial condition and operating results.

As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for the Company will develop or that demand for Company’s products and services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

The Company’s failure to continue to attract, train, or retain highly qualified personnel could harm the Company’s business

The Company’s success also depends on the Company’s ability to attract, train, and retain qualified personnel, specifically those with management and product development skills. In particular, the Company must hire additional skilled personnel to further the Company’s research and development efforts. Competition for such personnel is intense. If the Company does not succeed in attracting new personnel or retaining and motivating the Company’s current personnel, the Company’s business could be harmed.

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Risks Related to the Company

Uncertainty of profitability

Our business strategy may result in increased volatility of revenues and earnings. As we will only develop a limited number of products and services at a time, our overall success will depend on a limited number of products and services, which may cause variability and unsteady profits and losses depending on the products and services offered and their market acceptance.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for medical and recreational marijuana. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

Because of the anticipated nature of the products and services that we offer and attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

•	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.

•	Our ability to source strong opportunities with sufficient risk adjusted returns.

•	Our ability to manage our capital and liquidity requirements based on changing market conditions generally and changes in the developing legal medical marijuana and recreational marijuana industries.

•	The acceptance of the terms and conditions of our services.

•	The amount and timing of operating and other costs and expenses.

•	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.

•	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand.

•	Adverse changes in the projects in which we plan to invest which result from factors beyond our control, including, but not limited to, a change in circumstances, capacity and economic impacts.

•	Adverse developments in the efforts to legalize marijuana or increased federal enforcement.

•	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business.

•	Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

Management of growth will be necessary for us to be competitive

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

We are entering a potentially highly competitive market.

The markets for businesses in the medical marijuana and recreational marijuana industries are competitive and evolving. In particular, we face strong competition from larger companies that may be in the process of offering similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than we have (or may be expected to have).

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Given the rapid changes affecting the global, national, and regional economies generally and the medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in its markets, especially with legal and regulatory changes. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

If we fail to protect our intellectual property, our business could be adversely affected

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our products and brands to distinguish our products and services from our competitors' products and services. We rely on patents, copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute, and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights, or prevent other parties from developing similar technology or designing around our intellectual property.

Our trade secrets may be difficult to protect

Our success depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary products and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party's relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our lack of sufficient patent and/or trademark or copyright protection and any unauthorized use of our proprietary information and technology may affect our business

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We currently rely on a combination of protections by patents, trademarks, contracts, including confidentiality and nondisclosure agreements, and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. This risk may be increased due to the lack of certain patent and/or copyright protection. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent, or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S., our technology or other intellectual property may be compromised, and our business could be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

Our Business Can be Effected by Unusual Weather Patterns

The production of some of our products relies on the availability and use of live plant material, which will be grown in California and Washington State. Growing periods can be impacted by weather patterns and these unpredictable weather patterns may impact our ability to harvest cannabis and produce products. In addition, severe weather, including drought and hail, can destroy a crop, which could result in our having no cannabis to process. If we are unable to harvest cannabis through our joint ventures, our ability to meet customer demand, generate sales, and maintain operations will be impacted. Our joint ventures do not presently have insurance against any loss of operations due to weather.

Ordinary and necessary business deduction other than the cost of goods sold are disallowed by the Internal Revenue Services for Cannabis companies under IRC Section 280E

IRC 280E prohibits our businesses from deducting ordinary and necessary business expenses pertaining to cannabis sale, forcing the Company to contend with higher effective federal tax rates than similar companies in other industries. This onerous tax burden significantly impacts the profitability of the Company and may make the pricing of its products less competitive.

Risks Related to Our Common Stock

Because we may issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. We are authorized to issue 5,000,000,000 shares of common stock, $0.001 par value per share. As of December 31, 2016, there were 1,620,996,998 shares of our common stock issued and outstanding. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors’ investment in our company will likely be diluted. Dilution is the difference between what investors pay for their stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company’s common stock could seriously decline in value.

Trading in our common stock on the OTC Pink Exchange has been subject to wide fluctuations.

Our common stock is currently quoted for public trading on the OTC Pink Exchange. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with limited business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

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Utah law, our Certificate of Incorporation and our by-laws provides for the indemnification of our officers and directors at our expense, and correspondingly limits their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Certificate of Incorporation and By-Laws include provisions that eliminate the personal liability of our directors for monetary damages to the fullest extent possible under the laws of the State of Utah or other applicable law. These provisions eliminate the liability of our directors and our shareholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Utah law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties.

We do not intend to pay cash dividends on any investment in the shares of stock of our Company and any gain on an investment in our Company will need to come through an increase in our stock’s price, which may never happen.

We have never paid any cash dividends and currently do not intend to pay any cash dividends for the foreseeable future. To the extent that we require additional funding currently not provided for, our funding sources may prohibit the payment of a dividend. Because we do not currently intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks, are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

ITEM 2.	FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations for 2016 and 2015.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and supplementary data referred to in this Form 10.

This discussion contains forward-looking statements that involve risks and uncertainties. Such statements, which include statements concerning revenue sources and concentration, selling, general and administrative expenses and capital resources, are subject to risks and uncertainties, including, but not limited to, those discussed elsewhere in this Form 10 that could cause actual results to differ materially from those projected. Unless otherwise expressly indicated, the information set forth in this Form 10 is as of December 31, 2016, and we undertake no duty to update this information.

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Plan of Operation

The Company and its two wholly owned subsidiary companies: MCOA CA, Inc. (Club Harmoneous) and H Smart, Inc. (hempSMART) are based in Bonsall, California. Our business involves the marketing, sales and delivery of: (i) hemp derived products that are legal to distribute nationally and internationally; and, (ii) marijuana in states where marijuana is regulated and/or has been legalized for medical use and/or recreational use.

The Company provides product development, sourcing, branding, and knowledge through a direct sales structure to maintain customer loyalty and capture market share. The Company is developing Club Harmoneous, as a unique member-only state-by-state club operation for the purposes of better serving individuals desiring to get all the medicinal benefits of marijuana without the need to travel to a legal medical dispensary. Club members and associates in legal medicinal states, will use our app or website to place their order.

The Company has also launched its hempSMART division. The focus of the hempSMART division is the development of products designed to improve health utilizing non-psychoactive legal hemp containing less than 0.3% THC, typically utilizing Cannabinoid oil, also known as “CBD.” The Company’s first product in the hempSMART division is hempSMART Brain, a formulated product encapsulated with CBD as the core ingredient, and combined with high quality, proprietary ingredients to compliment the CBD to support brain health and function. We intend to conduct research and development and release additional hempSMART products targeting general health, sleep, body care, cosmetics and a line of merchandise using the hempSMART name.

We have established a supply chain for our business. We recently entered into two joint venture agreements with licensed cannabis growers in Washington State and California, who will legally cultivate marijuana and provide the basis for our cannabis and related products that we expect to develop and sell in our hempSMART and potentially, once development is complete, to our Club Harmoneous division. Our hempSMART division contracted with a provider of high grade CBD oil that we use to manufacture our hempSMART products including our hempSMART Brain product for distribution order fulfillment specialist for orders placed over the internet at the hempSMART web site, or though Affiliate sellers of hempSMART products through the Company’s sales affiliate program, provided by license from MultiSoft Corporation, a Florida corporation (“MultiSoft”), and its MarketPowerPro system software.

COMPARISON OF 2016 TO 2015

Results of Operations - For the year ended December 31, 2016 the Company had a loss from continuing operations before income taxes of approximately $5,402,456 compared to a loss from continuing operations before income taxes of approximately $653,418 for the year ended December 31, 2015. This change is due primarily to increased operating expenses of $4,259,143.

Total Revenues - For the years ended December 31, 2016 and 2015, the Company had total sales of $8,729 and $0, respectively. For the year ended December 31, 2016, revenues included $8,729 in revenues from our hempSMART division and sales of hempSMART Brain. Management plans to expand both its sales efforts for hempSMART Brain and its research and development efforts for additional hempSMART products in 2017. Additionally, the Company intends to proceed with its development stage activities regarding its Club Harmoneous operations, and expects increased revenues in 2017.

Costs and Expenses - Costs of sales, include the costs of manufacturing, packaging, warehousing and shipping our hempSMART Brain product. As we develop and release addition hempSMART products, we expect our costs of sales to increase.

Other general and administrative expenses increased approximately $4,465,056 for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase can be attributed primarily to common stock issued for stock based compensation, and various other general and administrative cost increases.

We are a smaller reporting company, as defined by 17 CFR § 229.10(f)(1). As our sales efforts have only recently begun in November, 2016, we do not consider the impact of inflation and changing prices as having a material effect on our net sales and revenues and on income from our operations for the previous two years or from continuing operations going forward.

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Liquidity and Capital Resources

The Company has generated a net loss from continuing operations for the year ended December 31, 2016 of approximately $5,402,456. As of December 31, 2016, the Company had current assets of $240,085, which included cash and cash equivalents of approximately $147,486; inventory of $83,475; and accounts receivable of $9,124. While the Company believes it has sufficient cash and cash equivalents to carry out its operating plans for the next twelve months, there can be no assurance the Company will be able to successfully execute its plans at the anticipated level or that additional debt or equity financing will not be needed, or will be available on terms acceptable to the Company.

During the years ended December 31, 2016, the Company has met its capital requirements through external financing and the sale of its restricted common stock.

Operating Activities - For the year ended December 31, 2016, the Company used cash for operating activities of $242,014. This is due primarily to our costs of inventory, accounts payable and accrued compensation. For the year ended December 31, 2015, the Company used cash for operating activities of $0. This is due primarily to marketing and promotional fees for a company awareness campaign.

Investing Activities - During the year ended December 31, 2016, the Company did not engage in any investing activities.

Financing Activities - During the year ended December 31, 2016, the Company received $349,500 in cash proceeds from sales of restricted common stock, and $40,000 from the issuance of notes payable.

Critical Accounting Policies - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements.

Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Investments

The Company’s securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the year included in earnings. Gains from the sales of such marketable securities are utilized to fund our ongoing business, and to also conduct strategic business development, marketing analysis, due diligence investigations into possible acquisitions, and research and development and implementation of our business plans generally.

Recent Accounting Pronouncements

See Note 1 of the consolidated financial statements for discussion of recent accounting pronouncements.

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ITEM 3.	PROPERTIES

We maintain an address for the delivery and receipt of mail at 5256 S. Mission Road, 703 #314, Bonsall, CA. For the time being, our officers and directors engage in Company business from their respective offices and homes. We do not currently own or lease any properties. We intend to open an office for marketing staff in the second quarter of 2017 in North San Diego County, as well as an administrative office in the Los Angeles area soon thereafter.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of December 31, 2016 by (1) each stockholder who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our directors and executive officers as a group.

Beneficial Owner(1)	Number of Beneficially Beneficial Owner(1)Owned(2)	Percent(3)
5% Stockholders:
Caledonian Bank Ltd.	103,500,000	6.38

Named Executive Officers and Directors:
Donald Steinberg, Chief Executive Officer, Director, Treasurer, Secretary	478,803,604	29.5
Charles Larsen, Director	397,727,842	24.5
Robert Hymers, Chief Financial Officer, Director	55,500,000	3.42
Timothy Altvater, Chief Marketing Officer	10,000,000	.06
All executive officers and directors as a group (4 persons)	942,031,446	58.11

(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or the settlement of other equity awards.
(3)

Calculated on the basis of 1,620,996,998 shares of common stock outstanding as of December 31, 2016, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after December 31, 2016.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

Our Board of Directors

The following table sets forth information regarding our current directors and each director nominee, as of December 31, 2016.

Name	Principal Occupation	Age	Director Since
Donald Steinberg	Director, Chairman of the Board	67	2015
Charles Larsen	Director	57	2015
Robert Hymers	Director	33	2016

Donald Steinberg has been at the forefront of new business concepts many times, and now brings a lifetime of experience to his role as Chairman of the Board of Directors, President, Treasurer and Secretary of the Company. In the 1980’s, Mr. Steinberg developed stock option analysis and trading programs. This led to his management of floor traders on multiple options exchanges, and gave him the knowledge and insight he needed to successfully take other companies public. In the early 90’s, Mr. Steinberg co-founded Globalcom 2000 and entered into the prepaid phone card business, which at that time was an almost unknown market. Globalcom 2000 became one of the largest and fastest growing phone card companies in the United States. Among the many firsts accomplished in that business was an account with 7-11, which Mr. Steinberg personally closed, and which made Globalcom 2000 the first phone card in the country with a corporate logo.

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In 1994, Mr. Steinberg developed an interest in the telecom “Callback” business, and co-founded “One World Communications.” Mr. Steinberg subsequently traveled the world, opening up 187 training centers in only 9 months, and created an international multi-level-marketing (“MLM”) global sales force selling telecom services. In 2006, Mr. Steinberg formed Club Vivanet as an International MLM, selling a variety of services. In 2009, he merged Club Vivanet with a publicly traded company. In 2008, Mr. Steinberg recognized the emerging opportunities in the medical marijuana industry, and changed the name of Club Vivanet to Medical Marijuana Inc. (OTC: MJNA), which became America’s first publicly traded company in the medical marijuana industry. Mr. Steinberg left Medical Marijuana, Inc. in 2011 and in 2012, Mr. Steinberg launched Global Hemp Group, Inc. (OTC: GBHPF) with Mr. Charles Larsen, as they recognized the momentum building in the emerging global hemp industry.

Charles Larsen is the co-founder, President and Chief Executive Officer of Global Hemp Group, Inc., and has more than 30 years of experience working in government, public, private, and start-up companies as an executive manager, and consultant including Associated Consulting, Peskin Associates, Integrated Decision Systems, Tower Asset Management, Financial Management Advisors, Polaris Technology, Blues Productions, and Medical Marijuana, Inc., BG Medtech and Bud Genius. Mr. Larsen has experience in high volume securities trading, corporate and public debt, equities, options and futures, as well as being an experienced portfolio manager, securities trader, and C level executive. Mr. Larsen has experience in strategic planning, mergers and acquisitions, financial and operational restructuring, public and private corporate finance, governance and compliance. Mr. Larsen's experience in the cannabis and hemp industries is important to our Company. He has been deeply involved in the industry for over 6 years, and has consulted some of the top companies and management teams. Mr. Larsen is also currently the President and CEO of Global Hemp Group, Inc. (OTC: GBHPF). He has disclosed his involvement with the Company and is allocating sufficient time and energy to satisfy his duties and obligations with both companies.

Robert Hymers was the past president and CEO of Everlert, Inc. (OTC: EVLI). Mr. Hymers is a licensed CPA in the state of California. During his career as a tax professional at Ernst & Young, LLP, Mr. Hymers provided tax services to several prominent entertainment and real estate companies. His extensive experience with Entertainment and Private Equity industries together with his prolonged involvement with public companies in different roles makes him a key asset to the Company. Mr. Hymers has also served as the CFO of Global Hemp Group (OTC: GBHPF) and is the Managing Partner of Pinnacle Tax Services, LLC. Mr. Hymers holds a Master of Science in Taxation degree and a Bachelor's of Science degree in Accountancy from California State University, Northridge. He is the founding managing editor of the University's: "Tax Development Journal."

Our Executive Officers

We designate persons serving in the following positions as our named executive officers: our chief executive officer, chief financial officer. The following table sets forth information regarding our executive officers as of December 31, 2016.

Name	Principal Occupation	Age	Director Since
Donald Steinberg	Principal Executive Officer	67	2015
Robert Hymers	Chief Financial Officer	33	2015
Timothy Altvater	Chief Marketing Officer	46	2016

Donald Steinberg’s, Robert Hymers’, and Charles Larsen’s biographical summaries are included under “Our Board of Directors.”

Timothy Altvater, Chief Marketing Officer, has more than two decades of experience actively building networks and helping companies launch and manage growth strategies. After 16 years of building marketing teams Tim launched the "MLM Prosperity Project," a complete roadmap on how to develop and execute a MLM plan step-by-step for success. The MLM Prosperity Project helped and inspired hundreds of entrepreneurs to grow, in many cases, hundreds of percent in a very short period of time. Tim’s approach is relevant and successful as their personal sales organizations have achieved more than $400 Million Dollars in sales. Companies that Mr. Altvater operates or are currently consults with have achieved in excess of $1 billion in gross sales. Mr. Altvater also has developed "sales language" courses that help companies and entrepreneurs implement sales systems and training that simplifies and increase sales and profit.

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ITEM 6          EXECUTIVE COMPENSATION

Summary Compensation Table

Our primary objective for of our senior officer compensation is to attract, motivate and retain qualified officers to lead the Company in the pursuit of its business goals and combine strategic thinking, creative talent, and strict corporate governance in order to position the Company to capitalize on a wide variety of business opportunities without being limited by any single industry or platform.

Compensation for executive officers is based upon their individual employment contracts with such base salary and annual bonuses as may be determined by the Compensation Committee administering out Equity Incentive Plan from time to time, payable in accordance with the regular practices of the Company.

The following table sets forth information concerning the compensation of our principal executive officer, our principal financial officer and each of our other executive officers during 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Donald Steinberg,	2016	180,000(1)	—	789,000[2]	—	—	969,000
Chief Executive Officer,	2015	—	—	—	—	—	—
Treasurer, Secretary

Robert Hymers	2016	90,000(3)	—	394,500(4)	—	—	484,500
Chief Financial Officer	2015	16,500(5)	—	18,000(6)	—		34,500

Charles Larsen	2016	120,000(7)	—	789,000(8)	—	—	909,000
Director	2015	—	—	—	—	—	—

Timothy Altvater	2016	—	—	55,100(9)	—	—	55,100
Chief Marketing Officer	2015	—	—	—	—	—	—

(1)	Donald Steinberg agreed to convert $180,000 in accrued compensation from January 1, 2016, through December 31, 2016, into 163,636,364 shares of restricted common stock at a price of $0.0011 per share.

(2)	Donald Steinberg was awarded a compensation bonus of 10,000,000 shares of restricted common stock valued at 0.0789 per share for services rendered as of December 31, 2016.

(3)	Robert Hymers agreed to convert $90,000 in accrued compensation from January 1, 2016 through December 31, 2016 into 81,818,182 shares restricted common stock at a price of $0.0011 per share.

(4)	Robert Hymers was awarded a compensation bonus of 5,000,000 shares of restricted common stock valued at 0.0789 per share for services rendered as of December 31, 2016.

(5)	Prior to being appointed Chief Financial Officer, the Company paid Mr. Hymers a fee of $16,500 on September 3, 2015 for accounting services rendered.

(6)	On October 15, 2015, the Company issued Mr. Hymers 10,000,000 shares of restricted common stock in exchange for Chief Financial Officer services, valued at $0.0018 per share.

(7)	On December 31, 2016, Charles Larsen agreed to convert $120,000 in accrued compensation from January 1, 2016 through December 31, 2016 into 54,545,455 shares of restricted common stock at a price of $0.0011 per share.

(8)	Charles Larsen was awarded a compensation bonus of 10,000,000 shares of restricted common stock valued at 0.0789 per share for services rendered as of December 31, 2016.

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(9)	This sum represents issuances of 1,000,000 shares of restricted common stock to Mr. Altvater on February 8, 2016, for services related to his appointment to the Company’s Advisory Board; and 9,000,000 shares of restricted common stock issued to Mr. Altvater on July 29, 2016 for consulting services rendered.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since the beginning of the Company's last fiscal year, it has not been a participant in any transaction or proposed transaction in which any related person had or will have a direct or indirect material interest in an amount exceeding $120,000.00. None of our directors are independent directors qualified under Item 407 of Reg. SK.

ITEM 8.	LEGAL PROCEEDINGS

There are no material pending legal proceedings involving the Company to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET INFORMATION

Our common stock trades on the OTC PINK Exchange under the ticker symbol “MCOA”. As of December 31, 2016, there were 334 holders of record of our common stock. The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock:

2016	High	Low
Quarter Ended December 31	$0.0134	$0.01
Quarter Ended September 30	$0.0079	$0.004
Quarter Ended June 30	$0.012	$0.0055
Quarter Ended March 31	$0.021	$0.0037

2015	High	Low
Quarter Ended December 31	$0.0283	$0.0087
Quarter Ended September 30	$0.0016	$0.0002
Quarter Ended June 30	$0.0006	$0.0002
Quarter Ended March 31	$0.0008	$0.0002

DIVIDENDS

The Company has never declared or paid any cash dividends. It is the present policy of the Company to retain earnings to finance the growth and development of the business and, therefore, the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

There were 334 shareholders of record of the Company’s Common Stock as of December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION

On October 5, 2015, the Company established an Equity Incentive Plan under the direction and control of the Company’s Board of Directors acting as the Compensation Committee. The purpose of the Plan is to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. The Compensation Committee has discretion to issue stock options, stock awards, restricted stock awards or cash.

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Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)(3)
Equity compensation plans approved by security holders		—	—

Equity compensation plans not approved by security holders	1,000,000,000	$0.005	—

Total	1,000,000,000	$0.005	—

(1)	Historically, the Company has granted restricted shares that are subject to forfeiture. Pursuant to SEC guidance, these RSUs are not reportable in the table above.

(2)	Historically, the Company has granted restricted shares that are subject to forfeiture. Pursuant to SEC guidance, these RSUs are not reportable in the table above. Restricted shares subject to forfeiture have a weighted average exercise price of $0.00.

(3)	The Company equity compensation grants to date have been approved on a grant-by-grant basis, as opposed to under an umbrella equity compensation plan establishing a total number of grants available.

The following table summarizes the Company’s restricted share award activity for executives during 2015 and 2016:

	Restricted Shares	Weighted Average
	Common Stock	Grant Date Fair Value
Outstanding unvested at December 31, 2015	—	$—
Granted	—	—
Vested restricted shares	—	—
Forfeited	—	—
Outstanding unvested at December 31, 2016	—	—
Granted	275,000,000	0.05
Vested restricted shares	275,000,000	0.05
Forfeited	—	—
Outstanding unvested at December 31, 2016	—	$—

Compensation for executive officers is based upon their individual employment contracts with such base salary and annual bonuses as may be determined by the Board of Directors from time to time, payable in accordance with the regular practices of the Company.

Employment Agreements

Effective January 1, 2016, the Company entered into an Employment Agreement with Donald Steinberg under which Mr. Steinberg serves as chairman of the board, Chief Executive Officer, Treasurer and Director of the Company. Pursuant to the Employment Agreement, Mr. Steinberg is to be paid an annual rate of base salary of one hundred and eighty thousand dollars ($180,000.00) in monthly installments of fifteen thousand dollars ($15,000.00) per month in accordance with the Company’s customary payroll practices and applicable wage payment laws. Mr. Steinberg’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.

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Effective January 1, 2016, the Company entered into an Employment Agreement with Charles Larsen under which Mr. Larsen serves as Director and consultant of the Company, reporting to the Board of Directors. In such position, Mr. Larsen shall have such duties, authority, and responsibility as shall be determined from time to time by the Board of Directors, which duties, authority, and responsibility are consistent with the Executive’s position. The Company shall pay the Executive an annual rate of base salary of one hundred and twenty thousand dollars ($120,000.00) in monthly installments of ten thousand dollars ($10,000.00) per month in accordance with the Company’s customary payroll practices and applicable wage payment laws. Mr. Larsen’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.

Effective January 1, 2016, the Company entered into an Employment Agreement with Robert Hymers under which Mr. Hymers serves as Chief Financial Officer and Director of the Company, reporting to the Board of Directors. In such position, Mr. Hymers shall have such duties, authority, and responsibility as shall be determined from time to time by the Board of Directors, which duties, authority, and responsibility are consistent with Mr. Hymers’ position. The Company agreed to pay Mr. Hymers a base salary of ninety thousand dollars ($90,000.00) in monthly installments of seven thousand five hundred dollars ($7,500.00) per month in accordance with the Company’s customary payroll practices and applicable wage payment laws. Mr. Hymers’ base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

On December 15, 2013, the Company issued 200,000,000 shares of restricted common stock in exchange for all the stock in Sintek, Inc., a California corporation. On November 14, 2014, the Company terminated its agreement of September 2013 with Sintek Inc. and as result the transaction was reversed due to lack of financing and the stock issued in the amount of 200,000,000 restricted common shares were cancelled.

On December 23, 2014, the Company issued 400,000,000 shares of restricted common stock at $.005 for a value of $200,000 to Cornelia Volino to reacquire the Majestic Menu license.

On October 5, 2015, the Company issued 10,000,000 restricted common shares to Robert Hymers for contracted accounting services to the Company.

On October 8, 2015, Donald Steinberg was issued 217,457,143 in restricted Common stock upon the conversion of a convertible note payable in the amount of $76,110.

On January 12, 2016, the Company issued to Robert Peak 10,000,000 shares of restricted common stock for services rendered. On November 15, 2016, the Company and Mr. Peak agreed to retire 7,500,000 of the shares previously issued. The Company issued 2,500,000 restricted shares to Mr. Peak as consideration for services rendered.

On January 12, 2016, the Company issued to Robert Cronin 10,000,000 shares of restricted common stock for services rendered. On November 15, 2016, the Company and Mr. Cronin agreed to retire 7,500,000 of the shares previously issued. The Company issued 2,500,000 restricted shares to Mr. Cronin as consideration for services rendered.

On February 1, 2016, the Company issued to Edward Manolos 1,000,000 of restricted common stock for services rendered to the Company’s Advisory Board.

On February 8, 2016, the Company issued 1,000,000 shares of restricted common stock to Timothy Altvater for services rendered to the Company’s Advisory Board.

On February 22, 2016, the Company issued 1,000,000 shares of restricted common stock to Robert Calkin for services rendered to the Company’s Advisory Board.

On February 22, 2016, the Company issued 1,000,000 shares of restricted common stock to Gerry Lee Bedore, Jr. for services rendered to the Company’s Advisory Board.

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On February 23, 2016, the Company issued 1,000,000 shares of restricted common stock to Peninacoop LLC for services rendered to the Company’s Advisory Board.

On June 7, 2016, the Company issued 1,000,000 shares of restricted common stock to Robert Calkin for consulting services rendered.

On June 7, 2016, the Company issued 1,000,000 shares of restricted common stock to Timothy Altvater for consulting services rendered.

On June 7, 2016, the Company issued 1,000,000 shares of restricted common stock to Lucretia Smith for consulting services rendered.

On June 7, 2016, the Company issued 1,000,000 shares of restricted common stock to David Cook for consulting services rendered.

On June 7, 2016, the Company issued 1,000,000 shares of restricted common stock to Magnet Marketing, Inc. for consulting services rendered.

On June 7, 2016, the Company issued 10,000,000 shares of restricted common stock to Apogee Design, Inc. for consulting services rendered.

On June 30, 2016, the Company issued 81,818,182 shares of restricted common stock to Donald Steinberg as consideration for salary owed to Mr. Steinberg from January 1, 2016 to June 30, 2016.

On June 30, 2016, the Company issued 54,545,455 shares of restricted common stock to Charles Larsen as consideration for salary owed to Mr. Larsen from January 1, 2016 to June 30, 2016.

On June 30, 2016, the Company issued 40,909,091 shares of restricted common stock to Robert Hymers as consideration for salary owed to Mr. Hymers from January 1, 2016 to June 30, 2016.

On July 29, 2016, the Company issued 2,000,000 shares of restricted common stock to David Cook for consulting services rendered.

On July 29, 2016, the Company issued 1,000,000 shares of restricted common stock to Paula Vetter for consulting services rendered.

On July 29, 2016, the Company issued 9,000,000 shares of restricted common stock to Timothy Altvater for consulting services rendered.

On July 29, 2016, the Company issued 20,000,000 shares of restricted common stock to AGORACOM, Inc. for services rendered.

On October 6, 2016, the Company issued 40,909,091 shares of restricted common stock to Donald Steinberg as consideration for the conversion of a note payable.

On October 6, 2016, the Company issued 27,272,727 shares of restricted common stock to Charles Larsen as consideration for the conversion of a note payable.

On October 6, 2016, the Company issued 20,454,545 shares of restricted common stock to Robert Hymers as consideration for the conversion of a note payable.

On October 13, 2016, the Company sold and issued 10,000,000 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On October 18, 2016, the Company sold and issued 5,000,000 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On October 28, 2016, the Company issued 1,000,000 shares of restricted common stock to David Cook for services rendered.

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On November 1, 2016, the Company issued 84,674,302 to Donald Steinberg and Charles Larsen as consideration for the conversion of a note payable.

On November 4, 2016, the Company issued 13,636,364 shares of restricted common stock to Donald Steinberg as consideration for the conversion of a note payable.

On November 4, 2016, the Company issued 9,090,909 shares of restricted common stock to Charles Larsen as consideration for the conversion of a note payable.

On November 4, 2016, the Company issued 6,818,182 shares of restricted common stock to Robert Hymers as consideration for the conversion of a note payable.

On November 8, 2016, the Company issued 5,000,000 shares of restricted common stock to a shareholder as a replacement for a settlement agreement.

On November 8, 2016, the Company sold and issued 500,000 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On November 16, 2016, the Company sold and issued 1,666,667 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On November 16, 2016, the Company sold and issued 2,000,000 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On November 18, 2016, the Company sold and issued 1,333,333 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On November 23, 2016, the Company issued 3,500,000 shares of restricted common stock to Stock Vest for services rendered.

On December 1, 2016, the Company issued 5,000,000 shares of restricted common stock to a shareholder as a replacement for a settlement agreement.

On December 6, 2016, the Company issued 1,125,000 shares of restricted common stock to an investor as consideration for the conversion of a note payable.

On December 14, 2016, the Company issued 5,000,000 shares of restricted common stock to a shareholder as a replacement for a lost certificate.

On December 21, 2016, the Company issued 500,000 shares of restricted common stock for services rendered.

On December 29, 2016, the Company sold and issued 16,666,667 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On December 29, 2016, the Company sold and issued 8,333,333 shares of restricted common stock to an investor in reliance upon the Section 4.2 exemption from registration.

On December 30, 2016, the Company issued 3,440,860 shares of restricted common stock to an investor as consideration for the conversion of a note payable.

On December 31, 2016, the Company issued 3,333,333 shares of restricted common stock for services rendered.

Item 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Capital Stock

We are authorized to issue 50,000,000 shares of preferred stock, $0.001 par value, and 5,000,000,000 shares of Common stock, $0.001 par value.

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Preferred Stock

As of December 31, 2016, we designated 10,000,000 shares of our preferred stock as “Class A Preferred Stock,” par value $0.001, and had 10,000,000 shares of Class “ A ” Preferred Stock, preferred stock issued and outstanding as of December 31, 2016.

The Class “ A ” Preferred Stock carries the following rights and preferences;

Dividends

Class “ A ” Preferred Stock is not eligible for receipt of dividends.

Voting Rights

The holders of the Class “ A ” Preferred Stock shall vote for the election of directors, and shall have full voting rights, except that each Class A Preferred share shall entitle the holder to exercise one hundred (100) votes for each one (1) Class A Preferred Share held.

Redemptive Rights

The Class “ A ” Preferred Stock shall not be redeemable.

Conversion Rights

Class “ A ” Preferred Stock is not convertible into any other class of preferred stock or common stock.

Other Provisions

The shares of Class “ A ” Preferred Stock shall be duly and validly issued, fully paid and non-assessable. The holders of the Class “ A ” Preferred Stock shall not have pre-emptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into Common Stock or rights or options to purchase any such shares.

Common Stock

As of December 31, 2016, 1,620,996,998 shares of our common stock are issued and outstanding. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of Common Stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all shareholders.

Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time, by the Board of Directors in its discretion, from funds legally available therefore. The Company does not currently anticipate paying any dividends on its Common Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Shares of Common Stock are registered at the office of the Company and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed. No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The Company's transfer agent is Pacific Stock Transfer Company, 6725 Via Austi Pkwy, Suite 300, Las Vegas NV 89119.

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Item 12.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Utah Statutes.

Except as otherwise provided in the Utah Revised Business Corporation Act (URBCA), a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director of the corporation against liability incurred in the proceeding if:

•            His conduct was in good faith.

•            He reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests.

•            In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

However, a corporation may not indemnify a director in connection with either:

•	A proceeding by or in the right of the corporation in which the director was determined to be liable to the corporation.
•	Any other proceeding charging that the director derived an improper personal benefit (whether or not the proceeding involved action in the director’s official capacity), in which proceeding the director was determined to be liable on the basis that the director derived an improper personal benefit.

A corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding in advance of a final disposition if:

•	The director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 16-10a-902 of the Utah Code.
•	The director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct.
•	A determination is made that the facts then known to those making the determination would not preclude indemnification.

A corporation must indemnify a director who was successful in the defense of any proceeding or claim to which the director was a party because of the director’s status as a director of the corporation against reasonable expenses incurred in defending the proceeding or claim for which the director was successful

Unless a corporation’s articles of incorporation provide otherwise:

•	An officer of a corporation is entitled to mandatory indemnification to the same extent as a director of the corporation.
•	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director.
•	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than to a director. However, this must be consistent with public policy and provided for in the corporation’s articles of incorporation, bylaws, action of its board of directors, or contract.

Company Articles and By Laws.

Article III, Section 6 of the Company’s By Laws provides that The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Any indemnification under the provisions of subsection (a) or (b) of this section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings; (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by the provisions of this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

For purposes of this indemnity, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation, including any constituent of a constituent, absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was sewing at the request of such constituent corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Item 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

This information is not required to be disclosed by smaller reporting companies.

Item 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

During the Company’s two most recent fiscal years, or any subsequent interim period, no independent accountant who was previously engaged as our principal accountant to audit our financial statements, or an independent accountant who was previously engaged to audit a significant subsidiary, and on whom the principal accountant expressed reliance in its report, resigned (or indicated it has declined to stand for re-election after the completion of the current audit) or was dismissed.

29

Item 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

The financial statements and related notes are included as part of this Form 10 registration statement as indexed in the appendix on page F-1 through F- 33 .

(b) Exhibits required by Item 601 of Regulation S-K

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3(i)	Articles of Incorporation		10-12G		3(i)	5/23/2017
3(ii)	Bylaws		10-12G		3(ii)	5/23/2017
3(iii)	Amendment to Articles – February 2009		10-12G		3(iii)	5/23/2017
3(iv)	Amendment to Articles – July 2013		10-12G		3(iv)	5/23/2017
3(v)	Amendment to Articles – August 2015		10-12G		3(v)	5/23/2017
3(vi)	Amendment to Articles – September 2015		10-12G		3(vi)	5/23/2017
10(i)	Material Contract – Bougainville Ventures, Inc.		10-12G		10(i)	5/23/2017
10(ii)	Material Contract – Gate C Research, Inc.		10-12G		10(ii)	5/23/2017
10(iii)	Material Contract – MultiSoft Corporation		10-12G		10(iii)	5/23/2017
21	Subsidiaries of the Registrant		10-12G		21	5/23/2017

Where You Can Find More Information

We are not required to deliver an annual report to our stockholders unless our directors voluntarily determine to issue and deliver an annual report. We have filed with the Securities and Exchange Commission this registration statement on Form 10 under the Securities Act of 1934 with respect to the registration of our common stock under Section 12G.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MARIJUANA COMPANY OF AMERICA, INC.

Date: June 19, 2017

By: /s/ Donald Steinberg

Donald Steinberg

Principal Executive Officer

30

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

As of March 31, 2017 and December 31, 2016 and for the Three Months Ended
March 31, 2017 and March 31, 2016 (Unaudited)

As of December 31, 2016 and 2015 and for the Year Ended December 31, 2016 and 2015 (Audited)

F-1

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash	$63,026	$147,486
Accounts receivable,net	366	9,124
Inventory	80,126	83,475
Total current assets	143,517	240,085

Property and equipment, net	4,618	—

Other assets:
Investments	75,000	—

Total assets	$223,135	$240,085

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$371,459	$324,889
Accrued compensation	92,727	32,710
Accrued interest	—	4,800
Notes payable, related party	7,487	7,487
Total current liabilities	471,673	369,886

Long term debt
Convertible note payable, net of debt discount of $110,830	281	—
Derivative liability	201,517	—
Total long term debt	201,798	—

Stockholders' deficit:
Preferred stock, $0.001 par value, 50,000,000 shares authorized
Class A preferred stock, $0.001 par value, 10,000,000 shares designated, 10,000,000 shares issued and outstanding as of March 31, 2017 and December 31, 2016	10,000	10,000
Common stock, $0.001 par value; 5,000,000,000 shares authorized; 1,984,042,453 and 1,620,996,998 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	1,984,042	1,620,996
Additional paid in capital	25,055,091	7,685,387
Common stock subscription	25,000	—
Accumulated deficit	(27,524,468)	(9,446,184)
Total stockholders' deficit	(450,336)	(129,801)

Total liabilities and stockholders' deficit	$223,135	$240,085

See the accompanying notes to these unaudited condensed financial statements

F-2

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2017	2016
REVENUES:
Sales	$5,893	$—
Cost of sales	3,349	—

Gross Profit	2,543	—

OPERATING EXPENSES:
Selling, general and administrative expenses	17,978,754	1,091,498
Depreciation	242	—
Total operating expenses	17,978,996	1,091,498

Net loss from operations	(17,976,453)	(1,091,498)

OTHER INCOME (EXPENSES):
Interest expense, net	(121,721)	—
Gain on change in fair value of derivative liabilities	19,889	—
Loss on settlement of debt	—	—
Total other income (expense)	(101,832)	—

Net loss before income taxes	(18,078,284)	(1,091,498)

Income taxes (benefit)	—	—

NET LOSS	$(18,078,284)	$(1,091,498)

Loss per common share, basic and diluted	$(0.01)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	1,676,904,069	1,150,200,727

See the accompanying notes to these unaudited condensed consolidated financial statements

F-3

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
THREE MONTHS ENDED MARCH 31, 2017

					Additional	Common
	Class A Preferred Stock		Common Stock		Paid In	Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Subscription	Deficit	Total
Balance, December 31, 2015	10,000,000	$10,000	1,111,299,628	$1,111,299	$2,540,656	$—	$(4,043,728)	$(381,773)
Common stock issued for services rendered	—	—	91,333,333	91,333	1,127,546	—	—	1,218,879
Sale of common stock	—	—	69,623,874	69,624	279,876	—	—	349,500
Common stock issued in settlement of notes payable	—	—	414,240,163	414,240	381,921	—	—	796,161
Cancellation of previously issued common stock	—	—	(65,500,000)	(65,500)	65,500	—	—	—
Beneficial conversion feature in connection with convertible notes payable	—	—	—	—	361,138	—	—	361,138
Stock based compensation	—	—	—	—	2,928,750	—	—	2,928,750
Net loss	—	—	—	—	—	—	(5,402,456)	(5,402,456)
Balance, December 31,2016	10,000,000	$10,000	1,620,996,998	$1,620,996	$7,685,387	$—	$(9,446,184)	$(129,801)
Common stock issued for services rendered	—	—	309,500,000	309,500	17,242,000	—	—	17,551,500
Replacement of previously canceled common shares	—	—	20,000,000	20,000	(20,000)
Sale of common stock	—	—	4,000,000	4,000	56,000	—	—	60,000
Common stock subscription received	—	—	—	—	—	25,000	—	25,000
Common stock issued for accrued officer compensation	—	—	29,545,455	29,546	(29,546)	—	—	—
Stock based compensation	—	—	—	—	121,250	—	—	121,250
Net loss	—	—	—	—	—	—	(18,078,284)	(18,078,284)
Balance, March 31, 2017 (unaudited)	10,000,000	$10,000	1,984,042,453	$1,984,042	$25,055,091	$25,000	$(27,524,468)	$(450,336)

See the accompanying notes to these unaudited condensed consolidated financial statements

F-4

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,078,284)	$(1,091,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	242	—
Amortization of debt discount	281	—
Non cash interest	138,957	—
Gain on change in fair value of derivative liabilities	(19,889)	—
Stock based compensation	17,672,750	940,190
Notes payable issued in settlement of accrued compensation	—	28,830
Changes in operating assets and liabilities:
Accounts receivable	(8,758)	—
Inventory	3,349	—
Accounts payable	41,770	—
Accrued compensation	60,017	97,500
Net cash used in operating activities	(189,565)	(24,978)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment	(75,000)	—
Purchase of property and equipment	(4,860)	—
Net cash used in investing activities	(79,860)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	99,965	—
Proceeds from sale of common stock	85,000	25,000
Net cash provided by operating activities	184,965	25,000

Net (decrease) increase in cash	(84,460)	22

Cash-beginning of period	147,486	—
Cash-end of period	$63,026	$22

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$—	$—
Taxes paid	$—	$—

Non cash financing activities:	$—	$—

See the accompanying notes to these unaudited condensed consolidated financial statements

F-5

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Marijuana Company of America, Inc. (The “Company”) was incorporated under the laws of the State of Utah in October 1985 under the name Converge Global, Inc. In October 2009, in a 30 for 1 exchange, the Company merged with Sparrowtech, Inc. for the purpose of exploration and development of commercially viable mining properties.

In 2015, the Company changed its business model to a marketing and distribution company for medical marijuana. In conjunction with the change, the Company changed its name to Marijuana Company of America, Inc.

On September 21, 2015, the Company formed H Smart, Inc., a Delaware corporation, as a wholly owned subsidiary for the purpose of operating the hempSMART brand.

On February 1, 2016, the Company formed MCOA CA, Inc., a California corporation as a wholly owned subsidiary to facilitate mergers, acquisitions and the offering of investments or loans to the Company.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: H Smart, Inc. and MCOA CA, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

The unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The condensed balance sheet as of December 31, 2016 has been derived from audited financial statements.

Operating results for the three months ended March 31, 2017 are not necessarily indicative of results that may be expected for the year ending December 31, 2017. These condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2016.

NOTE 2 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during three months ended March 31, 2017, the Company incurred net losses of $18,078,284 and used cash in operations of $189,565. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's primary source of operating funds in 2017 and 2016 have been from revenue generated from proceeds from the sale of common stock and the issuance of convertible and other debt. The Company has experienced net losses from operations since inception, but expects these conditions to improve in 2017 and beyond as it develops its business model. The Company has stockholders' deficiencies at March 31, 2017 and requires additional financing to fund future operations.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

F-6

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

NOTE 3 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of the Company’s stock, stock-based compensation, fair values relating to derivative liabilities, debt discounts and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Cash

The Company considers cash to consist of cash on hand and temporary investments having an original maturity of 90 days or less that are readily convertible into cash.

Concentrations of credit risk

The Company’s financial instruments that are exposed to a concentration of credit risk are cash and accounts receivable. Occasionally, the Company’s cash and cash equivalents in interest-bearing accounts may exceed FDIC insurance limits. The financial stability of these institutions is periodically reviewed by senior management.

Accounts Receivable

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Allowance for Doubtful Accounts

Any charges to the allowance for doubtful accounts on accounts receivable are charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of March 31, 2017 and December 31, 2016, allowance for doubtful accounts was $-0-.

F-7

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

Inventories

Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out (FIFO) basis. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. During the periods presented, there were no inventory write-downs.

Cost of sales

Cost of sales is comprised of cost of product sold, packaging, and shipping costs.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the statements of operations, as if such amounts were paid in cash. As of March 31, 2017, there were outstanding stock options to purchase 1,000,000,000 shares of common stock, 500,000 shares of which were vested. (See Note 8)

Net Loss per Common Share, basic and diluted

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

The computation of basic and diluted income (loss) per share as of March 31, 2017 and 2016 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	March 31, 2017	March 31, 2016
Convertible notes payable	3,703,700	—
Options to purchase common stock	1,000,000,000	1,000,000,000
Restricted stock units	10,000,000	—
Total	1,013,703,700	1,000,000,000

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2017 and December 31, 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash, accounts payables and short term notes because they are short term in nature.

F-8

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 years.

Investments

The Company follows Accounting Standards Codification subtopic 321-10, Investments-Equity Securities (“ASC 321-10) which requires the accounting for equity security to be measured at fair value with changes in unrealized gains and losses are included in current period operations. Where an equity security is without a readily determinable fair value, the Company may elect to estimate its fair value at cost minus impairment plus or minus changes resulting from observable price changes (See Note 5).

Derivative Financial Instruments

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company's own stock. The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

The Company’s free-standing derivatives consisted of conversion options embedded within its issued convertible debt. The Company evaluated these derivatives to assess their proper classification in the balance sheet using the applicable classification criteria enumerated under GAAP.  The Company determined that certain conversion options do not contain fixed settlement provisions.  The convertible note contained a conversion feature such that the Company could not ensure it would have adequate authorized shares to meet all possible conversion demands.

As such, the Company was required to record the conversion feature which does not have fixed settlement provisions as liabilities and mark to market all such derivatives to fair value at the end of each reporting period.

The Company has adopted a sequencing policy that reclassifies contracts (from equity to assets or liabilities) with the most recent inception date first. Thus any available shares are allocated first to contracts with the most recent inception dates.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company charged to operations $21,962 and $18,684 as advertising costs for the year ended March 31, 2017 and 2016, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized.

F-9

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of March 31, 2017 and 2016, the Company has not recorded any unrecognized tax benefits.

Segment Information

Accounting Standards Codification subtopic Segment Reporting 280-10 ("ASC 280-10") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company's only material principal operating segment.

Recent Accounting Pronouncements

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued.  Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2017 and December 31, 2016 is summarized as follows:

	March 31, 2017	December 31, 2016
Computer equipment	$1,010	$-
Furniture and fixtures	3,850	-
Subtotal	4,860	-
Less accumulated depreciation	(242)	-
Property and equipment, net	$4,618	$-

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Depreciation expense was $242 and $-0- for the three months ended March 31, 2017 and 2016, respectively.

F-10

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

NOTE 5 – INVESTMENTS

On March 13, 2017, the Company entered into a stock purchase agreement to acquire up to 15,000,000 common shares of MoneyTrac Technology, Inc., a corporation organized and operating under the laws of the state of California, for a total purchase price of $250,000 representing approximately 15% ownership at the time of the agreement. As of March 31, 2017, the Company had acquired 4,500,000 common shares for $75,000 representing approximately 6% ownership.

The Company accounts for its investment in MoneyTrac Technology, Inc. at estimated market fair value. The Company has elected to estimate its fair value at cost minus impairment plus or minus changes resulting from observable price changes since the equity security does not have a readily determinable fair value.

NOTE 6 – CONVERTIBLE NOTE PAYABLE

Effective March 30, 2017, the Company issued a 6.5% convertible promissory note, with an option to fund up to aggregate of $2,777,778 due April 30, 2018 for consideration of $2,500,000, after original interest discount (“OID) of $277,778; unsecured. At March 31, 2017, the Company had received net proceeds of $99,965 under the note. Gross face amount was $111,111, after additions for pro rate portion of OID and other related costs.

The note is convertible, at any time, into shares of the Company’s common stock at $0.03 per share unless on the day prior to the lender’s request to convert, the closing price is less than $0.05 per share, then the conversion price shall be 60% of the average three lowest days closing prices for 20 trading days prior to the request to convert.

The Company has identified the embedded derivatives related to the above described note. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of the note and to fair value as of each subsequent reporting date.

At the funding date of the debenture, the Company determined the aggregate fair value of $221,406 of embedded derivatives. The fair value of the embedded derivatives was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 470.85%, (3) weighted average risk-free interest rate of 1.02%, (4) expected life of 1.08 years, and (5) estimated fair value of the Company's common stock from $0.0604 per share.

The determined fair value of the debt derivatives of $221,406 was charged as a debt discount up to the net proceeds of the note with the remainder of $121,441 charged to operations as non-cash interest expense.

At March 31, 2017, the Company determined the aggregate fair value of $201,517 of embedded derivatives. The fair value of the embedded derivatives was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 470.71%, (3) weighted average risk-free interest rate of 1.02%, (4) expected life of 1.08 years, and (5) estimated fair value of the Company's common stock from $0.055 per share.

For the three months ended March 31, 2017, the Company recorded a gain on change in fair value of derivative liabilities of $19,889 and recorded amortization of debt discounts of $281 as a charge to interest expense.

NOTE 7 – DERIVATIVE LIABILITIES

As described in Note 6, the Company issued a convertible note that contained conversion features and a reset provision. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date and to fair value as of each subsequent reporting date.

F-11

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

NOTE 8 – STOCKHOLDERS’ DEFICIT

 Preferred stock

The Company is authorized to issue 50,000,000 shares of $0.001 par value preferred stock as of March 31, 2017 and December 31, 2016. As of March 31, 2017 and December 31, 2016, the Company has designated and issued 10,000,000 shares of Class A Preferred Stock.

Each share of Class A Preferred Stock is entitled to 100 votes on all matters submitted to a vote to the stockholders of the Company, does not have conversion, dividend or distribution upon liquidation rights.

Common stock

The Company is authorized to issue 5,000,000,000 shares of $0.001 par value common stock as of March 31, 2017 and December 31, 2016. As of March 31, 2017 and December 31, 2016, the Company had 1,984,042,453 and 1,620,996,998 common shares issued and outstanding.

During the three months ended March 31, 2017, the Company issued an aggregate of 309,500,000 shares of its common stock for services rendered with an estimated fair value of $17,551,500.

During the three months ended March 31, 2017, the Company issued an aggregate of 29,545,455 shares of its common stock for prior year officer stock-based compensation accrual.

During the three months ended March 31, 2017, the Company issued an aggregate of 20,000,000 shares of its common stock as replacement shares previously canceled in 2016 as part of settlement agreement.

During the three months ended March 31, 2017, the Company sold an aggregate of 4,000,000 shares of its common stock for net proceeds of $60,000.

Options

The following table summarizes the stock option activity for the three months ended March 31, 2017:

	Shares	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2016	1,000,000,000	$0.005	8.76	$76,000,000
Granted	-
Forfeitures or expirations	-
Outstanding at March 31, 2017	1,000,000,000	$0.005	8.51	$50,000,000

Exercisable at March 31, 2017	500,000,000	$0.005	8.51	$25,000,000

F-12

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

The following table presents information related to stock options at March 31, 2017:

Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$0.005	1,000,000,000	8.51	500,000,000

As of March 31, 2017, stock-based compensation of $900,000 remains unamortized and is expected to be amortized over the weighted average remaining period of 1.50 years.

The stock-based compensation expense related to option grants was $150,000 and $150,000 during the three months ended March 31, 2017 and 2016, respectively.

Restricted Stock Units (“RSU”)

The following table summarizes the restricted stock activity for the three months ended March 31, 2017:

Restricted shares units issued as of December 31, 2016	10,000,000
Granted	—
Forfeited	—
Total Restricted Shares Issued at March 31, 2017	10,000,000
Vested at March 31, 2017	—
Unvested restricted shares as of March 31, 2017	10,000,000

As of March 31, 2017, stock-based compensation related to restricted stock awards of $275,000 remains unamortized and is expected to be amortized over the weighted average remaining period of 1 year.

NOTE 9 — FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) on January 1, 2008. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

F-13

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

All items required to be recorded or measured on a recurring basis are based upon level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

Upon adoption of ASC 825-10, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity.

As of March 31, 2017 and December 31, 2016, the Company did not have any items that would be classified as level 1 or 2 disclosures.

The Company recognizes its derivative liabilities as level 3 and values its derivatives using the methods discussed in note 6. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed in Notes 4 and 5 are that of volatility and market price of the underlying common stock of the Company.

As of March 31, 2017 and December 31, 2016, the Company did not have any derivative instruments that were designated as hedges.

The derivative liability as of March 31, 2017, in the amount of $201,517 has a level 3 classification.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities for the three months ended March 31, 2017:

Debt Derivative
Balance, December 31, 2016	$—
Total (gains) losses
Initial fair value of debt derivative at note issuance	221,406
Mark-to-market at March 31, 2017:	(19,889)
Transfers out of Level 3 upon conversion or payoff of notes payable	—
Balance, March 31, 2017	$201,798
Net gain for the period included in earnings relating to the liabilities held during the period ended March 31, 2017	$19,889

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. During the period ended March 31, 2017, the Company’s stock price decreased 8.9% from initial valuation. As the stock price decreases for each of the related derivative instruments, the value to the holder of the instrument generally decreases. Stock price is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments.

F-14

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS

The Company’s current officers and stockholders advanced funds to the Company for travel related and working capital purposes. As of March 31, 2017 and December 31, 2016, there were no related party advances outstanding.

As of March 31, 2017 and December 31, 2016, accrued compensation due to officers and executives included as accrued compensation was $92,727 and $32,710, respectively.

At March 31, 2017 and December 31, 2016, there were an aggregate of $7,487 notes payable due to officers. The notes are non-interest bearing and are due on demand.

NOTE 11 – SUBSEQUENT EVENTS

On April 5, 2017 and April 20, 2017, the Company transferred $25,000 and $50,000, respectively, to MoneyTrac Technologies Inc. pursuant to the contractual payment schedule to purchase a total of 15% of MoneyTrac. This represents a total of $150,000 that has been transferred to MoneyTrac towards the $250,000 obligation to acquire a 15% interest in MoneTrac.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Marijuana Company of America, Inc. (Converge Global, Inc.)

We have audited the accompanying balance sheets of Marijuana Company of America, Inc. and its subsidiaries (“the Company”) as of December 31, 2015 and 2016 and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2015 and 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and December 31, 2016, and the results of its operations, changes in stockholders’ deficit and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring operating losses, has an accumulated stockholders’ deficit, has negative working capital, has had no revenues from operations, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L&L CPAS, PA

L&L CPAS, PA

Certified Public Accountants

Cornelius, NC

The United States of America

March 27, 2017

www.llcpas.net

F-16

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
Current assets:
Cash	$147,486	$—
Accounts receivable, net	9,124	—
Inventory	83,475	—
Total current assets	240,085	—

Total assets	$240,085	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$324,889	$347,875
Accrued compensation	32,710	—
Accrued interest	4,800	—
Notes payable, related party	7,487	33,898
Total current liabilities	369,886	381,773

Commitments and contingencies	—	—

Stockholders' deficit:
Preferred stock, $0.001 par value, 50,000,000 shares authorized
Class A preferred stock, $0.001 par value, 10,000,000 shares designated, 10,000,000 shares issued and outstanding as of December 31, 2016 and 2015	10,000	10,000
Common stock, $0.001 par value; 5,000,000,000 shares authorized; 1,620,996,998 and 1,111,299,628 shares issued and outstanding as of December 31, 2016 and 2015, respectively	1,620,996	1,111,299
Additional paid in capital	7,685,387	2,540,656
Accumulated deficit	(9,446,184)	(4,043,728)
Total stockholders' deficit	(129,801)	(381,773)

Total liabilities and stockholders' deficit	$240,085	$—

See the accompanying notes to these consolidated financial statements

F-17

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2016		2015
REVENUES:
Sales		$8,729		$—
Cost of sales		2,815		—

Gross Profit		5,914		—

OPERATING EXPENSES:
Selling, general and administrative expenses		4,744,382		279,325
Impairment of intellectual property		—		200,000
Total operating expenses		4,744,382		479,325

Net loss from operations		(4,738,468)		(479,325)

OTHER INCOME (EXPENSES):
Interest expense, net		(530,411)		—
Gain on change in fair value of derivative liabilities		14,208		—
Loss on settlement of debt		(147,785)		(174,093)
Total other income (expense)		(663,988)		(174,093)

Net loss before income taxes		(5,402,456)		(653,418)

Income taxes (benefit)		—		—

NET LOSS		$(5,402,456)		$(653,418)

Loss per common share, basic and diluted	$	*	$	*

Weighted average number of common shares outstanding, basic and diluted		1,286,547,260		943,887,417
“*” Less than (0.00)
See the accompanying notes to these consolidated financial statements

F-18

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE TWO YEARS ENDED DECEMBER 31, 2016

					Additional
	Class A Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2015	10,000,000	$10,000	893,842,485	$893,842	$2,288,548	$(3,390,310)	$(197,920)
Common stock issued in settlement of notes payable	—	—	217,457,143	217,457	(141,347)	—	76,110
Loss on settlement of notes payable	—	—	—	—	243,455	—	243,455
Stock based compensation	—	—	—	—	150,000	—	150,000
Net loss	—	—	—	—	—	(653,418)	(653,418)
Balance, December 31, 2015	10,000,000	10,000	1,111,299,628	1,111,299	2,540,656	(4,043,728)	(381,773)
Common stock issued for services rendered	—	—	91,333,333	91,333	1,127,546	—	1,218,879
Sale of common stock	—	—	69,623,874	69,624	279,876	—	349,500
Common stock issued in settlement of notes payable	—	—	414,240,163	414,240	381,921	—	796,161
Cancellation of previously issued common stock	—	—	(65,500,000)	(65,500)	65,500	—	—
Beneficial conversion feature in connection with convertible notes payable	—	—	—	—	361,138	—	361,138
Stock based compensation	—	—	—	—	2,928,750	—	2,928,750
Net loss	—	—	—	—	—	(5,402,456)	(5,402,456)
Balance, December 31, 2016	10,000,000	$10,000	1,620,996,998	$1,620,996	$7,685,387	$(9,446,184)	$(129,801)

See the accompanying notes to these consolidated financial statements

F-19

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,402,456)	$(653,418)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	401,138	—
Non cash interest	114,911	—
Loss on disposal of equipment	—	10,000
Impairment of intellectual property	—	200,000
Gain on change in fair value of derivative liabilities	(14,208)	—
Loss on settlement of debt	147,785	174,093
Stock based compensation	4,147,629	150,000
Notes payable issued in settlement of accrued compensation	357,500	—
Changes in operating assets and liabilities:
Accounts receivable	(9,124)	—
Inventory	(83,475)	—
Accounts payable	65,576	119,325
Accrued compensation	32,710	—
Net cash used in operating activities	(242,014)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	40,000	—
Proceeds from sale of common stock	349,500	—
Net cash provided by operating activities	389,500	—

Net increase in cash	147,486	—

Cash-beginning of year	—	—
Cash-end of year	$147,486	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$—	$—
Taxes paid	$—	$—

Non cash financing activities:
Beneficial conversion feature related to convertible debt	$361,138	$—
Common stock issued in settlement of notes payable	$796,161	$76,110

See the accompanying notes to these consolidated financial statements

F-20

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Basis and business presentation

Marijuana Company of America, Inc. (The “Company”) was incorporated under the laws of the State of Utah in October 1985 under the name Converge Global, Inc. In October 2009, in a 30 for 1 exchange, the Company merged with Sparrowtech, Inc. for the purpose of exploration and development of commercially viable mining properties.

In 2015, the Company changed its business model to a marketing and distribution company for medical marijuana. In conjunction with the change, the Company changed its name to Marijuana Company of America, Inc.

On September 21, 2015, the Company formed H Smart, Inc, a Delaware corporation as a wholly owned subsidiary for the purpose of operating the hempSMART brand.

On February 1, 2016, the Company formed MCOA, Inc., a California corporation as a wholly owned subsidiary to facilitate mergers, acquisitions and the offering of investments or loans to the Company.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: H Smart, Inc. and MCOA, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of the Company’s stock, stock-based compensation, fair values relating to derivative liabilities, debt discounts and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Cash

The Company considers cash to consist of cash on hand and temporary investments having an original maturity of 90 days or less that are readily convertible into cash.

F-21

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

Concentrations of credit risk

The Company’s financial instruments that are exposed to a concentration of credit risk are cash and accounts receivable. Occasionally, the Company’s cash and cash equivalents in interest-bearing accounts may exceed FDIC insurance limits. The financial stability of these institutions is periodically reviewed by senior management.

Accounts Receivable

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Allowance for Doubtful Accounts

Any charges to the allowance for doubtful accounts on accounts receivable are charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and the current status of accounts receivable. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of December 31, 2016 and 2015, allowance for doubtful accounts was $-0-.

Inventories

Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out (FIFO) basis. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. During the periods presented, there were no inventory write-downs.

Cost of sales

Cost of sales is comprised of cost of product sold, packaging, and shipping costs.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the statements of operations, as if such amounts were paid in cash. As of December 31, 2016, there were outstanding stock options to purchase 1,000,000,000 shares of common stock, 416,666,667 shares of which were vested. (See Note 7)

Net Loss per Common Share, basic and diluted

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

F-22

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

The computation of basic and diluted income (loss) per share as of December 31, 2016 and 2015 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	2016	2015
Options to purchase common stock	1,000,000,000	1,000,000,000
Restricted stock units	10,000,000	—
Total	1,010,000,000	1,000,000,000

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016 and 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash, accounts payables and short term notes because they are short term in nature.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional.

The Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Derivative Financial Instruments

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company's own stock. The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

The Company’s free-standing derivatives consisted of conversion options embedded within its issued convertible debt. The Company evaluated these derivatives to assess their proper classification in the balance sheet using the applicable classification criteria enumerated under GAAP.  The Company determined that certain conversion options do not contain fixed settlement provisions.  The convertible notes contained a conversion feature such that the Company could not ensure it would have adequate authorized shares to meet all possible conversion demands.

F-23

 MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

As such, the Company was required to record the conversion feature which does not have fixed settlement provisions as liabilities and mark to market all such derivatives to fair value at the end of each reporting period.

The Company has adopted a sequencing policy that reclassifies contracts (from equity to assets or liabilities) with the most recent inception date first. Thus any available shares are allocated first to contracts with the most recent inception dates.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company charged to operations $44,688 and $222 as advertising costs for the year ended December 31, 2016 and 2015, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2016 and 2015, the Company has not recorded any unrecognized tax benefits.

Segment Information

Accounting Standards Codification subtopic Segment Reporting 280-10 ("ASC 280-10") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company's only material principal operating segment.

Recent Accounting Pronouncements

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued.  Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed.

F-24

 MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 2 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during year ended December 31, 2016, the Company incurred net losses of $5,402,456 and used cash in operations of $242,014. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's primary source of operating funds in 2016 and 2015 has been from revenue generated from proceeds from the sale of common stock and the issuance of convertible and other debt. The Company has experienced net losses from operations since inception, but expects these conditions to improve in 2017 and beyond as it develops its business model. The Company has stockholders' deficiencies at December 31, 2016 and requires additional financing to fund future operations.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3 – ACCOUNTS PAYABLE

During the years ended December 31, 2016 and 2015, the Company settled outstanding payables with vendors. In connection with the settlement, the Company recorded a gain of $7,442 and $69,362 for the years ended December 31, 2016 and 2015, respectively.

NOTE 4 – NOTES PAYABLE

2015:

Note payable-T. Patterson

On January 1, 2014, the Company issued a 5% convertible note for $76,110, initially due January 1, 2015, bearing interest at 5% per annum due at conversion and unsecured.

The convertible note is convertible upon maturity for any unpaid principal or interest at $0.001 per share. Based upon the value of the stock an embedded beneficial conversion feature was not present in the note.

On September 28, 2015, the Company issued 217,457,143 shares of its common stock in settlement of the above described note. In connection with the settlement, the Company recorded a loss on settlement of debt of $243,455 representing the fair value of common shares issued at conversion in excess of the terms of the note.

2016:

Purchase agreement CBD Global, Inc.

On July 12, 2016, the Company entered into a payment agreement with CBD Global, Inc. for the supply of raw materials used in the sale of the Company’s product for an aggregate amount of $15,000.

Under the terms of the payment agreement, the Company and the vendor agreed to payments, net 30 days from delivery, 75% cash and 25% of the Company’s common stock at a fixed conversion rate of $0.00335.

F-25

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

In accordance ASC 470-20, Debt (“ASC 470-20”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $3,638 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature was charged to current period operations as interest expense.

Convertible debenture-Guillermo Haro

On October 13, 2016, the Company issued a convertible debenture for $40,000, due January 13, 2017, bearing interest of 12% per annum due upon conversion and is unsecured.

The debenture is convertible, at any time, into shares of the Company’s common stock at the published last three closing prices for the Company prior to the date of conversion.

The Company has identified the embedded derivatives related to the above described debenture. These embedded derivatives included certain conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date of the Notes and to fair value as of each subsequent reporting date.

At the funding dates of the debenture, the Company determined the aggregate fair value of $154,910 of embedded derivatives. The fair value of the embedded derivatives was determined using the Binomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 482.68%, (3) weighted average risk-free interest rate of 0.30%, (4) expected life of 0.25 years, and (5) estimated fair value of the Company's common stock from $0.0155 per share.

The determined fair value of the debt derivatives of $154,910 was charged as a debt discount up to the net proceeds of the note with the remainder of $114,910 charged to 2016 operations as non-cash interest expense.

On December 30, 2016, the Company issued 3,440,860 shares of its common stock in settlement of the outstanding debenture and accrued interest. In connection with the settlement, the Company recorded a loss on settlement of debt of $95,955 representing the fair value of common shares issued at conversion in excess of the terms of the note.

NOTE 5 – NOTES PAYABLE-RELATED PARTY

At December 31, 2016 and 2015, the Company had outstanding $7,487 and $33,898 outstanding notes payable to related parties, respectively. The notes are non-interest bearing and are due on demand.

During the year ended December 31, 2016, the Company issued an aggregate of $357,500 convertible notes payable in payment for accrued compensation. The notes were unsecured, non-interest bearing, due upon demand and were convertible into shares of the Company’s common stock at $0.0011 per share.

In accordance with ASC 470-20, Debt (“ASC 470-20”), the Company recognized an embedded beneficial conversion feature present in certain of these notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $357,500 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature was charged to current period operations as interest expense.

In 2016, the Company issued an aggregate of 325,000,001 shares of its common stock in full settlement of its issued convertible notes.

F-26

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

On October 9, 2016, the Company issued two convertible notes to officers for incurred expenses for an aggregate of $93,142, due on demand, non-interest bearing and unsecured.

The notes were convertible, at any time, into shares of the Company’s common stock at 75% of the average closing price for the last 30 days prior to the date of conversion. Immediately upon issuance, effective October 9, 2016, the Company issued an aggregate of 84,674,302 shares of its common stock in full settlement of the outstanding notes. In connection with the settlement, the Company incurred a loss on settlement of debt of $59,272 representing the fair value of the common stock in excess of the carrying value of the notes.

NOTE 6 – DERIVATIVE LIABILITIES

As described in Note 4, the Company issued a convertible note that contained conversion features and a reset provision. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivatives as of the inception date and to fair value as of each subsequent reporting date. At December 31, 2016 and 2015, there were no outstanding convertible notes with embedded derivatives.

NOTE 7 – STOCKHOLDERS’ DEFICIT

Preferred stock

The Company is authorized to issue 50,000,000 shares of $0.001 par value preferred stock as of December 31, 2016 and 2015. As of December 31, 2016 and 2015, the Company has designated and issued 10,000,000 shares of Class A Preferred Stock.

Each share of Class A Preferred Stock is entitled to 100 votes on all matters submitted to a vote to the stockholders of the Company, does not have conversion, dividend or distribution upon liquidation rights.

Common stock

The Company is authorized to issue 5,000,000,000 shares of $0.001 par value common stock as of December 31, 2016 and 2015. As of December 31, 2016 and 2015, the Company had 1,620,996,998 and 1,111,299,628 common shares issued and outstanding.

In 2015, the Company issued 217,457,143 shares of its common stock in settlement of notes payable and accrued interest with a principal amount of $76,110.

In 2016, the Company issued an aggregate of 91,333,333 shares of its common stock for services rendered with an estimated fair value of $1,218,879.

In 2016, the Company issued an aggregate of 409,674,303 shares of its common stock in settlement of related party notes payable in aggregate of $450,642.

In 2016, the Company issued an aggregate of 4,565,860 shares of its common stock in settlement of notes payable and purchase agreements of $43,750.

In 2016, the Company canceled and returned to treasury an aggregate of 65,500,000 shares of previously issued common stock.

In 2016, the Company sold an aggregate of 69,623,874 shares of its common stock for net proceeds of $349,500.

In December 2016, the Company’s board of directors approved bonuses to the officers of the Company of an aggregate of 25,000,000 shares. As such, the Company recorded stock based compensation of $2,025,000 based on the fair value at the date of grant.

F-27

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

Options

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from using the Company’s historical stock prices. Management determined this assumption to be a more accurate indicator of value. The Company accounts for the expected life of options based on the contractual life of options for non-employees. For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla" options, as defined in the accounting standards codification.

The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the number of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

The Company estimated forfeitures related to option grants at a weighted average annual rate of 0% per year, as the Company does not yet have adequate historical data, for options granted during the years ended December 31, 2016 and 2015.

The following assumptions were used in determining the fair value of employee options during the year ended December 31, 2015 (none issued in 2016):

2015
Risk-free interest rate	2.06%
Dividend yield	0%
Stock price volatility	510.08%
Expected life	6 years
Weighted average grant date fair value	$0.018

On October 5, 2015, the Company awarded options to purchase an aggregate of 1,000,000,000 shares of common stock to the Company’s officers.  These options vested over three years, have a term of 10 year before expiring and have an exercise price of $0.005 per share.  The options had an aggregate grant date fair value of $1,800,000.

The following table summarizes the stock option activity for the years ended December 31, 2016 and 2015:

F-28

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

	Shares	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2015	-
Granted	1,000,000,000	$0.005	10.0	$3,200,000
Exercised	-
Forfeitures or expirations	-
Outstanding at December 31, 2015	1,000,000,000	$0.005	9.77	$23,300,000
Granted	-
Forfeitures or expirations	-
Outstanding at December 31, 2016	1,000,000,000	$0.005	8.76	$76,000,000

Exercisable at December 31, 2016	416,666,667	$0.005	8.76	$31,666,667

The following table presents information related to stock options at December 31, 2016:

Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$0.005	1,000,000,000	8.76	416,666,667

As of December 31, 2016, stock-based compensation of $1,050,000 remains unamortized and is expected to be amortized over the weighted average remaining period of 1.75 years.

The stock-based compensation expense related to option grants was $150,000 and $600,000 during the years ended December 31, 2016 and 2015, respectively.

Restricted Stock Units (“RSU”)

The following table summarizes the restricted stock activity for the year ended December 31, 2016:

Restricted share units as of December 31, 2014	—
Granted	—
Forfeited	—
Restricted shares units issued as of December 31, 2015	—
Granted	10,000,000
Forfeited	—
Total Restricted Shares Issued at December 31, 2016	10,000,000
Vested at December 31, 2016	—
Unvested restricted shares as of December 31, 2016	660,000

In April 2016, the Company granted 10,000,000 restricted stock units vesting over two years to previous officers of the Company for past services. The fair value of the granted restricted stock units vested in 2016 of $303,750 was recognized in 2016 operations as stock based compensation.

As of December 31, 2016, stock-based compensation related to restricted stock awards of $506,250 remains unamortized and is expected to be amortized over the weighted average remaining period of 1.25 years.

F-29

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 8 — FAIR VALUE MEASUREMENT

The Company adopted the provisions of Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) on January 1, 2008. ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

All items required to be recorded or measured on a recurring basis are based upon level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

Upon adoption of ASC 825-10, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings (including convertible notes payable), and other current assets and liabilities approximate fair value because of their short-term maturity.

As of December 31, 2016 and 2015, the Company did not have any items that would be classified as level 1 or 2 disclosures.

The Company recognizes its derivative liabilities as level 3 and values its derivatives using the methods discussed in notes 4 and 5. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed in Notes 4 and 5 are that of volatility and market price of the underlying common stock of the Company.

As of December 31, 2016 and 2015, the Company did not have any derivative instruments that were designated as hedges.

The derivative liability as of December 31, 2016, in the amount of $-0- has a level 3 classification.

F-30

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2016:

Debt Derivative
Balance, December 31, 2014	$—
Total (gains) losses
Initial fair value of debt derivative at note issuance	—
Mark-to-market at December 31, 2015:	—
Transfers out of Level 3 upon conversion and settlement of notes	—
Balance, December 31, 2015	—
Total (gains) losses
Initial fair value of debt derivative at note issuance	154,911
Mark-to-market at December 31, 2016:	(14,208)
Transfers out of Level 3 upon conversion or payoff of notes payable	(140,703)
Balance, December 31, 2016	$—
Net gain for the period included in earnings relating to the liabilities held during the year ended December 31, 2016	$14,208

Fluctuations in the Company’s stock price are a primary driver for the changes in the derivative valuations during each reporting period. During the year ended December 31, 2016, the Company’s stock price increased 186.2% from December 31, 2015. As the stock price increase for each of the related derivative instruments, the value to the holder of the instrument generally increases. Stock price is one of the significant unobservable inputs used in the fair value measurement of each of the Company’s derivative instruments.

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company’s current officers and stockholders advanced funds to the Company for travel related and working capital purposes. As of December 31, 2016 and 2015, there were no related party advances outstanding.

As of December 31, 2016 and 2015, accrued compensation due officers and executives included as accrued compensation was $32,710 and $-0-, respectively.

In 2016, the Company issued for accrued compensation and subsequently converted to common stock an aggregate of $357,500 convertible notes payable.

In 2016, the Company issued for incurred expenses and subsequently converted to common stock an aggregate of $93,142 convertible notes payable. In connection with the settlement, the Company incurred a $59,272 loss on settlement of debt

At December 31, 2016 and 2015, there were an aggregate of $7,487 and $33,898 notes payable due to officers. The notes are non-interest bearing and are due on demand.

F-31

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Employment contracts

Effective January 1, 2016, the Company entered into employment contracts with Donald Steinberg (Chief Executive Officer), Charles Larsen (Director) and Robert Hymers (Chief Financial Officer) for annual compensation of $180,000, $120,000 and $90,000, respectively. The contracts are for a one year term with automatic renewal. For each fiscal year, the officers are eligible to receive an annual bonus based on the sole and absolute discretion of the board of directors. In addition, during the employment term, the officers are eligible to participate in the Marijuana Company of America, Inc. Equity Incentive Plan, as determined by the board of board of directors and any fringe benefits and perquisites consistent with the practices of the Company and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company during employment term.

The employment contracts can be terminated by either the Company or the officer at any time for any reason with at least a 30 day notice. Should termination occur by the Company without cause and subject to certain limitations (as defined); the officer is entitled to one year base pay and target bonus for the year in which termination occurs, as a lump sum payment 30 days following termination. In addition, subject to the Marijuana Company of America, Inc. Equity Incentive Plan or any successor Plan, all previously granted and outstanding equity based compensation awards shall become fully vested and exercisable for their remaining terms (subject to limitations).

Litigation

The Company is subject at times to other legal proceedings and claims, which arise in the ordinary course of its business.  Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.  There was no outstanding litigation as of December 31, 2016 or 2015.

NOTE 11 – INCOME TAXES

At December 31, 2016, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $350,000, expiring in the year 2036, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to possible significant changes in the Company's ownership, the future use of its existing net operating losses may be limited. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.  During the year ended December 31, 2016, the Company has increased the valuation allowance from $112,000 to $121,000.

We have adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns.  ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.

Tax position that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement.  The Company had no tax positions relating to open income tax returns that were considered to be uncertain.

F-32

MARIJUANA COMPANY OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

The Company is required to file income tax returns in the U.S. Federal jurisdiction and in California. The Company is no longer subject to income tax examinations by tax authorities for tax years ending before December 31, 2012.

The effective rate differs from the statutory rate of 34% for due to the following:

	2016	2015
Statutory rate on pre-tax book loss	(34.00)%	(34.00)%
Gain on change in fair value of derivatives	(1.0)%	—
Stock based compensation	27.6%	16.0%
Financing costs	6.5%	—
Valuation allowance	0.09%	18.0%
	0.00%	0.00%

The Company’s deferred taxes as of December 31, 2016 and 2015 consist of the following:

	2016	2015
Non-Current deferred tax asset:
Net operating loss carry-forwards	$28,000	$330,000
Valuation allowance	(28,000)	(330,000)
Net non-current deferred tax asset	$—	$—

NOTE 12 – SUBSEQUENT EVENTS

In January 2017, the Company issued an aggregate of 25,000,000 shares of its common stock as officer compensation. The shares were previously recorded as stock based compensation of $2,025,000 during the year ended December 31, 2016.

F-33